AGREEMENT OF MERGER
                                       AND
                             PLAN OF REORGANIZATION



                                  by and among

                           CLARK/BARDES HOLDINGS, INC.

                         CLARK/BARDES ACQUISITION, INC.

                                       and

                        COMPENSATION RESOURCE GROUP, INC.

                                       and

                            WILLIAM L. MACDONALD, SR.



                                 August 15, 2000

                              TABLE OF CONTENTS


ARTICLE 1

THE MERGER                                                              2
1.1 The Merger                                                          2
1.2 Effective Time; Consummation of Merger                              2
1.3 Conversion of Shares                                                2
1.4 Surrender of Certificates and Payment of Merger Consideration       4
1.5 Stock Options; Phantom Stock; Dissenting Shares                     6
1.6 Payment of CRG Closing Expenses                                     8
1.7 Purchase Price Adjustment                                           8
1.8 Procedures for Final Determination of Purchase Price Adjustment     8
1.9 Required Cash Amount and Cash Deficit Definition                    9
1.10 Excess Liabilities Defined                                         9
1.11 Chargebacks                                                        9
1.12 Escrow                                                             9
1.13 Escheat                                                            10
1.14 Certificate of Incorporation                                       10
1.15 By-Laws                                                            10
1.16 Directors and Officers                                             10
1.17 Effect of Merger                                                   10
1.18 Appointment of Shareholders' Representative                        10

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF
CRG AND MACDONALD                                                       11
2.1 Organization and Power                                              11
2.2 Capitalization; Subsidiaries                                        12
2.3 Authorization; No Breach                                            13
2.4 Financial Statements                                                14
2.5 Absence of Undisclosed Liabilities                                  14
2.6 No Material Adverse Changes                                         14
2.7 Absence of Certain Developments                                     15
2.8 Title and Condition of Properties                                   16
2.9 Tax Matters                                                         17
2.10 Contracts and Commitments                                          18
2.11 Proprietary Rights                                                 20
2.12 Litigation; Proceedings                                            21
2.13 Brokerage                                                          21
2.14 Governmental Consent, etc.                                         21
2.15 Employees/Independent Contractors                                  21
2.16 Employee Benefit Plans                                             22
2.17 Insurance                                                          23
2.18 Affiliated Transactions                                            24
2.19 Compliance with Laws; Permits; Certain Operations                  24
2.20 Environmental Health and Safety                                    24
2.21 Product and Warranty Claims; Warranties                            25
2.22 Disclosure                                                         26
2.23 Closing Date                                                       26

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PURCHASERS                            26
3.1 Corporate Organization and Power                                    26
3.2 Authorization                                                       26
3.3 No Violation                                                        27
3.4 Litigation                                                          27
3.5 Closing Date                                                        27
3.6 Brokerage                                                           27
3.7 Governmental Consent, etc.                                          27
3.8 Disclosure                                                          27

ARTICLE 4

COVENANTS 27
4.1 CRG's Affirmative Covenants                                         27
4.2 CRG's Negative Covenants                                            29
4.3 Due Diligence Covenants                                             30
4.4 Hart-Scott-Rodino Act Filing                                        30
4.5 Shareholders Meeting/Consent                                        31
4.6 Tax Consequences                                                    31
4.7 Insurance.                                                          31
4.8 Financial Statements.                                               31

ARTICLE 5

CONDITIONS TO PURCHASERS' OBLIGATION TO CLOSE                           32
5.1 Conditions to Purchasers' Obligation                                32

ARTICLE 6

CONDITIONS TO CRG'S AND MACDONALD'S OBLIGATION TO CLOSE                 34
6.1 Conditions to CRG's and MacDonald's Obligations                     34

ARTICLE 7

CLOSING TRANSACTIONS                                                    36
7.1 The Closing                                                         36
7.2 Action to Be Taken at the Closing                                   36
7.3 Closing Documents                                                   36

ARTICLE 8

INDEMNIFICATION                                                         38
8.1 Indemnification by MacDonald                                        38
8.2 Indemnification by Purchasers                                       39
8.3 Method of Asserting Claims                                          39
8.4 Escrow Amount; Bonus Plan.                                          40
8.5 Limitation of Losses                                                41
8.6 Sole Remedy                                                         42

ARTICLE 9

TERMINATION                                                             42
9.1 Termination                                                         42
9.2 Effect of Termination                                               42
9.3 Effect of Closing                                                   43

ARTICLE 10

ADDITIONAL AGREEMENTS                                                   43
10.1 Survival                                                           43
10.2 Mutual Assistance                                                  43
10.3 Press Release and Announcements                                    44
10.4 Expenses                                                           44
10.5 Further Transfers                                                  44
10.6 Confidentiality                                                    44
10.7 Remittances                                                        44
10.8 Best Efforts to Consummate Closing Transactions                    44
10.9 Non-Compete; Non-Solicitation.                                     45

ARTICLE 11

MISCELLANEOUS                                                           46
11.1 Amendment and Waiver                                               46
11.2 Notices                                                            46
11.3 Assignment                                                         46
11.4 Severability                                                       47
11.5 No Third Party Beneficiaries                                       47
11.6 No Strict Construction                                             47
11.7 Captions                                                           47
11.8 Complete Agreement                                                 47
11.9 Counterparts                                                       47
11.10 Governing Law                                                     47
11.11 Remedies Cumulative                                               48

         EXHIBITS

Exhibit A        --        Officer's Certificate of CRG
Exhibit B        --        Officers' Certificates of Holdings and MergerSub
Exhibit C        --        Escrow Agreement
Exhibit D        --        Investment Agreement
Exhibit E        --        Certificates of Merger (California and Delaware)
Exhibit F        --        Cancellation Agreement
Exhibit G        --        Opinion of Munger, Tolles & Olson, LLP
Exhibit H-1      --        MacDonald Employment Agreement
Exhibit H-2      --        MacDonald Note
Exhibit I        --        Opinion of Vedder, Price, Kaufman & Kammholz
Exhibit J        --        Bonus Plan Summary
Exhibit K        --        Amended and Restated Employment Agreement of Robin
                           Urban

                              Disclosure Schedules

Schedule 1.3(d)  --        Initial; Per Share Stock Distribution/Initial Per
                           Share Cash Payment
Schedule 1.6     --        Estimated CRG Closing Expenses
Schedule 2.1     --        Qualifications Schedule
Schedule 2.2     --        Capitalization; Subsidiaries Schedule
Schedule 2.3     --        Authorization/No Breach Schedule
Schedule 2.5     --        Liabilities Schedule
Schedule 2.6     --        No Material Adverse Change Schedule
Schedule 2.7     --        Developments Schedule
Schedule 2.8(b)  --        Leases Schedule
Schedule 2.9     --        Tax Matters Schedule
Schedule 2.10(a) --        Contracts Schedule
Schedule 2.10(d) --        Customer Contracts Schedule
Schedule 2.11    --        Proprietary Rights Schedule
Schedule 2.12    --        Litigation Schedule
Schedule 2.14    --        Consents Schedule
Schedule 2.15    --        Employees/Independent Contractors Schedule
Schedule 2.16    --        Employee Benefits Schedule
Schedule 2.17    --        Insurance Schedule
Schedule 2.18    --        Affiliated Transactions Schedule
Schedule 2.19(a) --        Compliance Schedule
Schedule 2.19(b) --        Permits Schedule
Schedule 2.21    --        Claims Schedule
Schedule 3.4     --        Purchasers Litigation Schedule
Schedule 4.2(l)  --        Permitted Payments Schedule
Schedule 4.2(m)  --        Permitted Charitable Contributions Schedule
Schedule 5.1(d)  --        Excluded Consents Schedule
Schedule 5.2(j)  --        Approvals Schedule

                 AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

     THIS AGREEMENT OF MERGER AND PLAN OF REORGANIZATION is entered into as of August 15, 2000 (this "Agreement") by and among CLARK/BARDES HOLDINGS, INC., a Delaware corporation ("Holdings"), CLARK/BARDES ACQUISITION, INC., a Delaware corporation ("MergerSub" and, together with Holdings, "Purchasers"), COMPENSATION RESOURCE GROUP, INC., a California corporation ("CRG"), and WILLIAM
L. MACDONALD, SR. ("MacDonald").

                               W I T N E S S E T H

         WHEREAS, CRG and its Subsidiaries (as defined below) are engaged in the business of placing life insurance policies and providing consulting services regarding compensation, salary and benefit plans to large corporations and financial institutions (the "Business");

     WHEREAS, the parties hereto desire that CRG be acquired by Purchasers through the merger of CRG with and into MergerSub (the "Merger") upon the terms and conditions herein contained and in accordance with the Delaware General Corporation Law ("DGCL") and Chapter 11 (Sections 1100 et. seq.) of the California General Corporation Law ("CGCL");

         WHEREAS, the Board of Directors of CRG deems the Merger advisable and in the best interests of CRG and its shareholders (the "Shareholders") and has adopted a resolution approving this Agreement and the transactions contemplated hereby and directing that this Agreement be submitted for consideration of the Shareholders;

         WHEREAS, the Boards of Directors of Holdings and MergerSub have adopted resolutions approving this Agreement and the transactions contemplated hereby, and Holdings, as the sole stockholder of MergerSub, has approved this Agreement and the transactions contemplated hereby;

         WHEREAS, MergerSub shall be the surviving corporation of the Merger (the "Surviving Corporation"), and the Merger shall become effective as set forth in Article 1 of this Agreement, and as a result of the Merger, the Shareholders shall be entitled to receive shares of the common stock, $0.01 par value, of Holdings (the "Holdings Shares") and cash consideration in accordance with the terms of this Agreement in exchange for all of the issued and outstanding shares of common stock, no par value per share of CRG ("CRG Common Stock"; the shares of CRG Common Stock are sometimes referred to herein as the "CRG Shares");

         WHEREAS, it is understood by each of the parties hereto that MergerSub seeks, as a result of the Merger, to acquire CRG and all of its assets and liabilities, including, without limitation, each of CRG's wholly owned subsidiaries (collectively, the "Subsidiaries"), CRG Financial Services, Inc. ("CRG Financial"), CRG Insurance Agency, Inc. ("CRG Insurance"), COLI Insurance Agency, Inc. ("CRG COLI"), ECB Insurance Agency, Inc. ("ECB Insurance"), CRG Fiduciary Services, Inc. ("CRG Fiduciary") and Executive Benefit Services, Inc. ("CRG Executive") subject to the terms and conditions of this Agreement, and all parties to this Agreement will exert their best efforts to obtain such regulatory approvals and to effect such other actions as are necessary or appropriate to consummate the Merger; and

         WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE 1

                                   The Merger

ARTICLE 1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (defined below), CRG shall merge with and into MergerSub, which shall be the corporation surviving the Merger, and the separate corporate existence of CRG shall cease, all in accordance with Section 252 of the DGCL and
Section 1108 of the CGCL.

ARTICLE 1.2 Effective Time; Consummation of Merger. The date and time on which the parties hereto file or cause to be filed with the Secretary of State of Delaware and the Secretary of State of California, the applicable "Certificate of Merger", substantially in the form of Exhibit E (and any other required filings including, if applicable, a copy of this Agreement), is referred to herein as the "Effective Time." Subject to the terms and conditions of this Agreement, the parties hereto, as among themselves, will cause the Merger to become effective on the date of the Closing (as defined in Article 7) by executing, acknowledging and filing on that date, in accordance with the DGCL and the CGCL, the Certificates of Merger (and any other required filings including, if applicable, a copy of this Agreement).

ARTICLE 1.3 Conversion of Shares. At and as of the Effective Time, by virtue of this Agreement, each CRG Share issued and outstanding as of the Effective Time and not owned by CRG, other than Dissenting Shares (as defined in Section 1.3(e)), shall by operation of law and without any action on the part of the holders thereof, be converted into the right to receive Holdings Shares and cash (collectively, the "Merger Consideration"), as hereafter set forth, subject to any adjustments required by Section 1.5 (Stock Options; Phantom Stock; Dissenting Shares) and 1.7 (Purchase Price Adjustment), and subject to the provisions of Section 1.12 (Escrow):

          (a) The right to receive (the "Per Share Stock Consideration") from Holdings the Per Share Amount (as hereafter defined) of the Stock
     Consideration (as hereafter defined). The "Per Share Amount" of any aggregate amount (e.g., Stock Consideration) shall mean the quotient obtained by dividing such aggregate amount by the total number of CRG Shares issued and outstanding as of the Effective Time, other than CRG Shares owned by CRG, and including Dissenting Shares. "Stock Consideration" means that number of fully paid nonassessable Holdings Shares equal to the quotient obtained by dividing (x) Six Million Dollars ($6,000,000.00) by
     (y) the Value Price (as hereinafter defined). "Value Price" means the average closing price per share for each Holdings Share on the NASDAQ National Market, as published in the Wall Street Journal, for the twenty
     (20) trading days immediately prior to the Effective Time.

          (b) The right to receive (the "Per Share Cash Amount") the Per Share Amount of cash in an aggregate amount equal to Six Million Three Hundred Six Thousand Thirty-Four Dollars ($6,306,034.00) (the "Cash Consideration") from Holdings. At the Effective Time, CRG will transfer to Holdings by wire transfer of immediately available funds an amount equal to the Deposit. "Deposit" means the principal amount of Two Hundred Fifty Thousand Dollars ($250,000.00) deposited by Purchasers with CRG pursuant to the terms of that certain Letter of Intent dated June 19, 2000 ("LOI"), as may be amended, by and among Holdings, CRG, Clark/Bardes, Inc. ("CBI") and MacDonald, plus all interest and earnings accrued thereon as of the Effective Time.

          (c) The Merger Consideration (other than the Escrow Amount) shall be payable as set forth in Section 1.4 (Surrender of Certificates and Payment of Merger Consideration). The Escrow Amount (as defined in Section 1.12) shall be payable as set forth in Section 1.12 hereof and the Escrow Agreement (as defined in Section 1.12). As of the Effective Time, the holders of CRG Shares (other than Dissenting Shares) converted into the right to receive Merger Consideration ("Merger Consideration Recipients") shall have no rights with respect to the Surviving Corporation by virtue of their ownership of the CRG Shares immediately prior to the Effective Time, except for the right to receive Merger Consideration pursuant to this
     Section 1.3 and Section 1.4 and, with respect to the Escrow Amount, Section
     1.12 and the Escrow Agreement, and each certificate which formerly represented a CRG Share (other than Dissenting Shares) shall, from and after the Effective Time, represent only the right to receive the Merger Consideration with respect to such CRG Share. Any CRG Share owned by CRG as of the Effective Time shall be canceled and no Merger Consideration will be payable or distributable in respect thereof.

          (d) Notwithstanding anything to the contrary contained herein, at the Effective Time, each holder of CRG Shares (other than Dissenting Shares) shall have the right to receive only the Initial Per Share Stock Distribution (as hereafter defined) and Initial Per Share Cash Payment (as hereafter defined), which distribution will be distributed and payable in the manner set forth in Section 1.4. The Initial Per Share Stock Distribution means the Per Share Stock Consideration less the Per Share Amount of (A) the Aggregate Cancellation Amount (as defined in Section 1.5) paid in Holdings Shares pursuant to Section 1.5 and (B) forty-nine percent (49%) of the amount of any purchase price adjustment (as converted into Holdings Shares using the Value Price) pursuant to Section 1.7, respectively. The Initial Per Share Cash Payment means the Per Share Cash Consideration less the Per Share Amount of (A) fifty-one percent (51%) of the amount of any purchase price adjustment pursuant to Section 1.7, (B) the Aggregate Cancellation Amount paid in cash pursuant to Section 1.5, (C) the Aggregate Option/Phantom Stock Holdback (as defined in Section 1.5) and
     (D) an amount equal to Escrow Amount, less, the Two Hundred Fifty Thousand Dollars ($250,000) paid from the proceeds of the loan to MacDonald referred to in Section 5.1(i), less, the aggregate portion of the Escrow Amount funded at the Effective Time by the Option Holders and Phantom Stock Holders pursuant to the Cancellation Agreements, which amount is included in the Aggregate Cancellation Amount (as such terms are defined in Section 1.5(a)). The Escrow Amount, shall be deposited at the Effective Time into the Escrow Account (as defined in Section 1.12). As of the Effective Time, the parties hereto shall agree upon the amounts of Initial Per Share Stock Distribution and Initial Per Share Cash Payment which amounts shall be set forth at such time on Schedule 1.3(d) to this Agreement. Prior to the Effective Time, CRG will provide Purchasers with a letter of direction (the "Letter of Direction"), in form and substance reasonably acceptable to Purchasers, certifying the names, addresses and amounts to be received by the Merger Consideration Recipients, and holders of Options and Phantom Stock and any other recipients of Merger Consideration as provided for in this Agreement. In no event will Purchasers be liable to any person or entity for making such distribution in accordance with such certification.

          (e) Notwithstanding any provision of this Agreement to the contrary, any CRG Shares ("Dissenting Shares") held by a holder ("Dissenting Shareholder") who has demanded and perfected appraisal rights for such shares in accordance with California Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights, shall not be converted into any applicable Per Share Merger Consideration pursuant to
     Section 1.3, and the holder thereof shall only be entitled to such rights as are granted by California Law. Any Shareholder which has not approved the Merger (pursuant to vote or written consent, as applicable) as of the Effective Time shall be deemed to be a Dissenting Shareholder and the CRG Shares held by such Shareholder shall be deemed to be Dissenting Shares until such time as such Shareholder withdraws or loses (through failure to perfect or otherwise) the right to dissent. If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the applicable Initial Per Share Cash Consideration and Initial Per Share Stock Consideration to which such Dissenting Shareholder is then entitled under this Agreement, without interest thereon and upon surrender of the certificate representing such shares. CRG shall give Purchasers (i) immediate written notice if any person demands appraisal or seeks dissenters rights, (ii) prompt notice of any written demands on CRG to purchase any CRG Shares, withdrawals of such demands, and any other instruments served pursuant to California law and received by CRG in connection with any Dissenting Shareholder or otherwise and (iii) the opportunity to participate in all negotiations and proceedings with respect to such demands under California law. CRG shall not, except with the prior written consent of Purchasers, voluntarily make any payments with respect to such demands or settle or make any offer to settle any such demands. CRG shall certify in writing to Purchasers, as of the Effective Time, the number of CRG Shares held by Shareholders that have approved the Merger in accordance with California law and the number Dissenting Shares as of such date.

ARTICLE 1.4 Surrender of Certificates and Payment of Merger Consideration.   At
the Effective Time, Purchasers shall deliver to each Merger Consideration Recipient who has surrendered to Purchasers the certificate or certificates representing CRG Shares together with any other customary instruments of transfer that may be required by Purchasers (which instruments will contain, among other things, a representation and warranty from such Merger Consideration Recipient that such CRG Shares are free and clear of any and all liens, claims and encumbrances), (i) certificates representing that number of Holdings Shares which is equal to the Initial Per Share Stock Distribution multiplied by the number of CRG Shares represented by the certificates(s) so surrendered by such holder and (ii) the issuance of a check (or, if required by the next sentence, immediately available funds by wire transfer to the account designated in writing by such holder at least three days prior to the Effective Time) for an amount equal to the Initial Per Share Cash Payment multiplied by the number of CRG Shares represented by the certificate(s) so surrendered by such holder. At the Effective Time, Purchasers shall make delivery of the Initial Per Share Cash Payment to each such holder by wire transfer in immediately available funds, provided Purchasers are in receipt of the certificate(s) held by such holder and the customary instruments of transfer referred to above at or prior to Closing and a written request containing all of the necessary information to effectuate a wire transfer to such holder of such certificate(s) no later than 3:00 p.m. Chicago time on the third business day prior to the Closing. It is anticipated that fractional shares shall not be issued as part of the Merger Consideration, but in the case where a holder of CRG Shares would, except for this provision be entitled under the terms of this Agreement to receive a fractional share of Holdings Shares, Holdings shall deliver to such holder of CRG Shares that amount of cash equal to the value of such fractional share. The Holdings Shares issued pursuant to Section 1.4 or Section 1.5, and any shares of capital stock of Holdings issued or delivered with respect to such shares as a result of any stock split, stock dividend, stock distribution, recapitalization or similar transaction, shall be subject to the terms, conditions and restrictions provided for in that certain Investment Agreement of even date herewith among Holdings, the Merger Consideration Recipients, Option Holders and Phantom Stock Holders receiving Holdings Shares, substantially in the form attached hereto as Exhibit D (the "Investment Agreement"). Such persons shall receive piggyback registration rights as provided for in the Investment Agreement. At the Effective Time, Purchasers shall make delivery of the Escrow Amount pursuant to
Section 1.12 to the Escrow Agent (as defined in Section 1.12) by wire transfer of the Escrow Amount to the Escrow Account under the Escrow Agreement. There shall be no obligation to deliver the Merger Consideration (except for the Escrow Amount to be delivered to the Escrow Agent, as defined herein) in respect of any CRG Shares until (and then only to the extent that) the holder thereof
(i) surrenders its certificate(s) representing the CRG Shares for exchange as provided in this Section 1.4, or, in lieu thereof, delivers to the Purchasers an appropriate affidavit of loss and an indemnity agreement and/or a bond as may be reasonably acceptable to Purchasers in any such case, and (ii) executes and delivers to Purchasers the Investment Agreement. If any payment for CRG Shares is to be made in a name other than that in which the certificate for CRG Shares surrendered for exchange is registered, it shall be a condition to the payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that all signatures shall be guaranteed by a member firm of any national securities exchange in the United States or the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office in the United States, and that the person requesting the payment shall either (a) pay to the Purchasers any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or (b) establish to the reasonable satisfaction of the Purchasers that such taxes have been paid or are not payable. From and after the date hereof, there shall be no transfers on the stock transfer books of CRG of any CRG Shares outstanding immediately prior to the Effective Time and, following the Effective Time, any such CRG Shares presented to the Purchasers shall be canceled in exchange for the Merger Consideration payable with respect thereto as provided in Section 1.3.

ARTICLE 1.5 Stock Options; Phantom Stock; Dissenting Shares.

          (a) As a condition to Purchasers's obligation to close the transactions, the holders ("Option Holder" or "Phantom Stock Holder", as applicable) of at least eighty percent (80%) of (i) of all outstanding options, warrants or the like, whether written or oral, granted to purchase CRG Shares or any other equity of CRG or any of its Subsidiaries (collectively, "Options") and (ii) all stock appreciation rights, phantom stock or similar interests, whether written or oral ("Phantom Stock"), are required to deliver to Purchasers a Cancellation Agreement substantially in the form of Exhibit F hereto (a "Cancellation Agreement"), which shall set forth the portion of the Merger Consideration to be paid to such Option Holder or Phantom Stock Holder, as applicable, in satisfaction of all of CRG's, the Subsidiaries' and Purchasers' obligations with respect to the Options or Phantom Stock, as applicable (the "Cancellation Amount"; the Cancellation Amounts paid to all such Option Holders and Phantom Stock Holders is sometimes herein referred to as the "Aggregate Cancellation Amount"). Notwithstanding the foregoing, a portion of the Cancellation Amount as provided for in the applicable Cancellation Agreement will not be paid directly to the Option Holder or Phantom Stock Holder, as applicable, but will be paid into the Escrow Account at the Effective Time and become part of the Escrow Amount to distributed in accordance with this Agreement and the Merger Agreement. Without any action by the Option Holders or Phantom Stock Holders, each of the Options and each share of Phantom Stock covered thereby shall be canceled and terminated and shall convert into the right to receive the Cancellation Amount set forth in the applicable Cancellation Agreement as of the Effective Time. The Cancellation Amounts may be paid in cash or, with the advance written consent of Holdings, Holdings Shares (determined using the Value Price), provided, that the aggregate cash payable to all such Option Holders and Phantom Stock Holders shall not exceed the aggregate value (determined using the Value Price) of the Holdings Shares distributed to such Option Holders and Phantom Stock Holders. The Merger Consideration will be reduced by the Aggregate Cancellation Amount (applied to the Cash Consideration and the Stock Consideration, as appropriate). The parties hereto acknowledge and agree that (i) CRG has entered or will enter prior to the Effective Time a settlement agreement with Sheldon L. Ausman pursuant to which CRG will make certain payments to Sheldon L. Ausman in consideration for, among other things, the release by Sheldon L. Ausman of all claims against CRG, and
     (ii) for purposes of this Agreement, such amounts shall be included in the Aggregate Cancellation Amount and shall reduce the Merger Consideration.

          (b) In the event that CRG does not obtain a Cancellation Agreement from each Option Holder and Phantom Stock Holder as of the Effective Time, the cash portion of the Merger Consideration shall be reduced (the
     "Aggregate  Option/Phantom  Stock  Holdback")  in an  amount  equal  to the product of $13 and the aggregate number of Options and shares of Phantom Stock held by all such Option Holders and Phantom Stock Holders who fail to deliver a Cancellation Agreement as of the Effective Time. Upon receipt of a Cancellation Agreement from any such Option Holder or Phantom Stock Holder, as applicable, in respect of any and all such holder's Options and Phantom Stock, and such other documents as may be reasonably required by Purchasers (including, without limitation, a release of Purchasers), Purchasers shall pay to such Option Holder or Phantom Stock Holder, as applicable, the applicable portion of the Aggregate Option/Phantom Stock Holdback. Purchasers may recover payments, on a per share basis, made to any such Phantom Stock Holder or Option Holder in excess of $13 per share, plus all out-of-pocket costs, fees and expenses reasonably incurred by Purchasers (including reasonable attorneys' fees) in administering and handling the claims of such Option Holders and Phantom Stock Holders (such excess, together with such costs, fees and expenses, the "Option/Phantom Stock Costs"), from the Escrow Account, pursuant to the indemnification provisions of Article 8 and by way of setoff or offset against any amounts that are then or thereafter become payable pursuant to that certain
     "Employee Benefit Plan" (the "Bonus Plan") in form and substance to be mutually agreed upon by the parties hereto prior to, and as a condition of, the Closing. Upon the request of Purchasers, the Shareholders' Representative (as defined in Section 1.18), subject to the provisions of the Escrow Agreement, will jointly with Purchasers promptly instruct the Escrow Agent from time to time to disburse to Purchasers an amount from the Escrow Account equal to any Option/Phantom Stock Costs. If the Aggregate Option/Phantom Stock Holdback exceeds the aggregate payments by Purchasers to all such Option Holders and Phantom Stock Holders who fail to deliver a Cancellation Agreement at the Closing Time, plus all out-of-pocket costs, fees and expenses reasonably incurred by Purchasers (including reasonable attorneys' fees) in administering and handling such claims, after all such claims have been fully and finally settled and after the claims of all Dissenting Shareholders have been fully and finally settled, then Purchasers shall distribute such excess amount to the Merger Consideration Recipients according to their proportionate interest in CRG. At the time of such distribution, the Shareholders' Representative shall certify in writing to Purchasers the names, addresses and amounts to be received by the Merger Consideration Recipients. In no event will Purchasers be liable to any person or entity for making such distribution in accordance with such certification. CRG shall certify in writing to Purchasers, as of the Effective Time, the number of Options and shares of Phantom Stock which have not been terminated as of the Effective Time, the holders thereof, and the terms of such Options and Phantom Stock, as applicable. The Shareholders' Representative shall have the right to settle all claims related to such Option Holders and Phantom Stock Holders, subject to approval from the Purchasers, which approval will not be unreasonably withheld.

          (c) Purchasers may recover the excess of any payments, on a per share basis, to any Dissenting Shareholder for any CRG Shares held by such
     Dissenting Shareholder over the sum of the Initial Per Share Stock Distribution (determined using the Value Price) and Initial Per Share Cash Payment (the Initial Per Share Stock Distribution and Initial Per Share Cash Payment are sometimes hereafter collectively referred to as the "Initial Per Share Amount"), plus all out-of-pocket costs, fees and expenses reasonably incurred by Purchasers (including reasonable attorneys'
     fees) in administering and handling the claims of any Dissenting Shareholders (such excess, together with such costs, fees and expenses, the "Dissenting Shareholder Costs"), from the Escrow Account, pursuant to the indemnification provisions of Article 8 and by way of setoff or offset against any amounts that are then or thereafter become payable pursuant to the Bonus Plan. Upon the request of Purchasers, the Shareholders' Representative will jointly with Purchasers promptly instruct the Escrow Agent from time to time to disburse to Purchasers such Dissenting
     Shareholder Costs from the Escrow Account. If the product of (i) the Initial Per Share Amount and (ii) the number of all such Dissenting Shares, exceeds the aggregate payments by Purchasers to all Dissenting
     Shareholders, plus all out-of-pocket costs, fees and expenses reasonably incurred by Purchasers (including reasonable attorneys' fees) in administering and handling such claims, after the claims of all Dissenting Shareholders have been fully and finally settled, then Purchasers shall distribute such excess amount to the Merger Consideration Recipients according to their proportionate interest in CRG. At the time of such distribution, the Shareholders' Representative shall certify in writing to Purchasers the names, addresses and amounts to be received by the Merger Consideration Recipients. In no event will Purchasers be liable to any person or entity for making such distribution in accordance with such certification.

ARTICLE 1.6 Payment of CRG Closing Expenses. On or prior to the Closing Date, CRG shall pay all Estimated CRG Closing Expenses (as hereafter defined). In the event the CRG Closing Expenses (as hereafter defined) exceed the amount set forth opposite the term "Estimated CRG Closing Expenses" on the "CRG Closing Expense Schedule" attached hereto as Schedule 1.6, the Purchasers and the Shareholders' Representative shall immediately jointly instruct the Escrow Agent to pay the amount of such excess from the Escrow Account to the Surviving Corporation. In the event that the funds held under the Escrow Agreement are insufficient to satisfy in full such excess amount, the Purchasers may recover any unsatisfied amount pursuant to the indemnification provisions of Article 8 and by way of setoff or offset against any amount then or thereafter payable under the Bonus Plan. "CRG Closing Expenses" shall mean, as of the Closing Date, the aggregate total costs, fees and expenses incurred by CRG and its Subsidiaries in connection with the transactions contemplated hereby, including, without limitation, costs, fees and expenses of legal counsel. Estimated CRG Closing Expenses means CRG's good faith estimate of the CRG Closing Expenses as set forth on Schedule 1.6.

ARTICLE 1.7 Purchase Price Adjustment. Within three (3) days prior to the Closing, CRG shall notify Purchasers in writing of its good faith estimate of
(i) the Required Cash Amount (as defined in Section 1.9 below) (the "Estimated Required Cash Amount") and any Cash Deficit (as defined in Section 1.9 below ) (the "Estimated Cash Deficit"), and (ii) the Excess Liabilities (as defined in
Section 1.10 below) (the "Estimated Excess Liabilities"), in each case, as of the opening of business on the Closing Date. Any Estimated Cash Deficit and Estimated Excess Liabilities shall reduce the Merger Consideration paid as of the Closing Date. Upon the final determination of any Cash Deficit and any Excess Liabilities pursuant to Section 1.8 below, the Purchasers may recover an amount equal to the sum of (x) any excess of the Cash Deficit over the Estimated Cash Deficit, and (y) any excess of the Excess Liabilities over the Estimated Excess Liabilities, from funds being held under the Escrow Agreement, pursuant to the indemnification provisions of Article 8 and by way of setoff or offset against any amounts that are then or thereafter become payable pursuant to the Bonus Plan. Upon the request of Purchasers, subject to the provision of the Escrow Agreement, the Shareholders' Representative will jointly with Purchasers promptly instruct the Escrow Agent to disburse to Purchasers such amount from the Escrow Account.

ARTICLE 1.8 Procedures for Final Determination of Purchase Price Adjustment. Within thirty (30) days after the Closing Date, Purchasers shall prepare and deliver to the Shareholders' Representative, at Purchasers' expense, a statement setting forth Purchasers' determination of the Required Cash Amount, any Cash Deficit and any Excess Liabilities. Within thirty (30) days after receipt thereof, Shareholders' Representative shall deliver to Purchasers a detailed written statement describing his objections, if any, to such determination of the Required Cash Amount, any Cash Deficit and any Excess Liabilities. If the Shareholders' Representative does not raise any objections within the thirty
(30) day period, Purchasers' determination of the Required Cash Amount, any Cash Deficit and any Excess Liabilities, as applicable, shall become final and binding upon all parties hereto. Upon request by the Shareholders' Representative at any time after receipt of the aforementioned statement, Purchasers shall make available to the Shareholders' Representative and his accountants and other representatives the work papers used in determining Purchasers' calculation of the Required Cash Amount, any Cash Deficit and any Excess Liabilities. If the Shareholders' Representative raises any objections, Purchasers and the Shareholders' Representative shall use reasonable efforts to resolve any such disputes. If a final resolution is not obtained within thirty
(30) days after the Shareholders' Representative shall have submitted his objections to Purchasers, any remaining disputes shall be resolved by a "big-five" accounting firm mutually agreeable to Purchasers and the Shareholders' Representative. If Purchasers and the Shareholders' Representative are unable to mutually agree on such an accounting firm within five (5) days after the expiration of said thirty (30) day period, a "big-five" accounting firm shall be selected by lot after elimination of one such firm by Purchasers and one such firm by the Shareholders' Representative. The determination of the accounting firm so selected shall be set forth in writing and shall be conclusive and binding upon the parties. Purchasers shall pay one-half of the fees and expenses of such accounting firm; the other one-half of such fees and expenses shall be paid from Escrow Account.

ARTICLE 1.9  Required Cash Amount and Cash  Deficit Definition.   For purposes
hereof, the "Required Cash Amount" shall be determined as of the opening of business on the Closing Date and shall be cash in an amount equal to the gross revenues earned by CRG on or after July 1, 2000 to the Closing Date, less expenses directly related to such gross revenues (including, without limitation, finders fees and commissions payable) that are incurred during such period in the ordinary course of business of CRG, consistent with past practices, after eliminating any excess compensation included in such expenses. "Cash Deficit" means the excess of the Required Cash Amount over the cash in CRG as of the opening of business on the Closing Date.

ARTICLE  1.10 Excess  Liabilities Defined.    For  purposes  hereof,   "Excess
Liabilities" shall mean the excess, if any, of the aggregate amount of Borrowed Money (as defined in Section 2.5), as of the opening of business on the Closing Date, over Thirteen Million Dollars ($13,000,000.00).

ARTICLE 1.11 Chargebacks. Any chargebacks, set-offs, or other rights to payment by any life insurance company doing business with CRG, and any refunds of prepaid client fees, in each case, with respect to business done by CRG prior to the Closing Date (collectively, "Chargebacks"), shall be paid by CRG on or prior to the Closing Date. Purchasers may, subject to the terms of the Escrow Agreement, draw upon the Escrow Account, may seek reimbursement by way of setoff, offset or otherwise against any amounts then or thereafter payable under the Bonus Plan for, without limitation, any Chargebacks arising after the Closing Date. At the request of Purchasers, the Shareholders' Representative shall jointly with the Purchasers promptly instruct the Escrow Agent to disburse to the Purchasers the amount of such Chargebacks.

ARTICLE 1.12 Escrow. The Purchasers and the Shareholders' Representative will enter into an Escrow Agreement substantially in the form attached hereto as Exhibit C (the "Escrow Agreement"), with such changes as may be requested by the "Escrow Agent" appointed pursuant to the terms of the Escrow Agreement. On the Closing Date, the Purchasers will place in the "Escrow Account" (as defined in the Escrow Agreement) cash in the amount of Five Hundred Thousand Dollars ($500,000) (the "Escrow Amount"), which amount will reduce the cash portion of the Merger Consideration to be paid at the Effective Time by Two Hundred Fifty Thousand Dollars ($250,000) and the cash to be disbursed to MacDonald at the Effective Time in connection with the loan referenced in Section 5.1(i).

ARTICLE 1.13 Escheat. Notwithstanding anything in Section 1.4 or elsewhere in this Agreement to the contrary, no party hereto shall be liable to a former holder of CRG Shares for any cash delivered to a public official pursuant to applicable escheat or abandoned property laws.

ARTICLE 1.14 Certificate of Incorporation. The Certificate of Incorporation of MergerSub, as in effect as of the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until otherwise amended as provided by law or by such Certificate of Incorporation.

ARTICLE 1.15 By-Laws. The By-laws of MergerSub, as in effect at the Effective Time, shall be the By-laws of the Surviving Corporation from and after the Effective Time until otherwise amended as provided by law or by such By-laws.

ARTICLE 1.16 Directors and Officers. The directors and officers of MergerSub at the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation and shall hold office from and after the Effective Time until their respective successors are duly elected or appointed and qualified.

ARTICLE 1.17 Effect of Merger. Following the Merger, the Surviving Corporation will continue its corporate existence under Delaware law, and the separate corporate existence of CRG shall cease. The Merger shall have the further effects set forth under the DGCL and the CGCL.

ARTICLE 1.18 Appointment of Shareholders' Representative. CRG does hereby designate and appoint, and the Merger Consideration Recipients by their vote or written consent for the Merger and acceptance of the Merger Consideration, and the Option Holders and Phantom Stock Holders by their execution and delivery of the Cancellation Agreements, shall be deemed for themselves and their personal representatives and other successors, to have constituted and appointed, effective from and after the Effective Time, MacDonald, the agent and attorney-in-fact of the Merger Consideration Recipients, such Option Holders and such Phantom Stock Holders and their respective successors, assigns, heirs, executors and legal representatives (the "Shareholders' Representative") to act as Shareholders' Representative under this Agreement and the Escrow Agreement for the purpose of carrying out the provisions of this Agreement and the Escrow Agreement and to take any action and to execute any instruments which the Shareholders' Representative may deem necessary or advisable to accomplish the purposes hereof or thereof, including, without limitation, (a) to receive all notices or other documents given or to be given to the Merger Consideration Recipients, such Option Holders and/or such Phantom Stock Holders by Purchasers under this Agreement or the Escrow Agreement; (b) to receive and accept service of legal process in connection with any claim or other proceeding against CRG or the Merger Consideration Recipients, such Option Holders and/or such Phantom Stock Holders arising under this Agreement or the Escrow Agreement; (c) to undertake, compromise, defend and settle any such suit or proceeding; (d) to engage special counsel, accountants and other advisors and incur such other expenses on behalf of the Merger Consideration Recipients, such Option Holders and/or such Phantom Stock Holders in connection with any matter arising under this Agreement or the Escrow Agreement as the Shareholders' Representative deems appropriate; (e) to agree to any modification or amendment of this Agreement or the Escrow Agreement and to execute and deliver an agreement of such modification or amendment; and (f) to take any actions required or permitted under this Agreement or the Escrow Agreement to protect or enforce the rights of the Merger Consideration Recipients, such Option Holders and/or such Phantom Stock Holders hereunder or thereunder. The appointment of the Shareholders' Representative as attorney-in-fact is irrevocable and coupled with an interest. Each of the Merger Consideration Recipients by acceptance of the Merger Consideration and each Option Holder and Phantom Stock Holder by acceptance of the amounts provided for under the applicable Cancellation Agreement, hereby releases the Shareholders' Representative from liability for any action taken or not taken by him in such capacity except for any liability resulting from willful misconduct or gross negligence of the Shareholders' Representative in carrying out his duties hereunder. The Shareholders' Representative may resign and be discharged from his duties hereunder at any time by giving at least 30 days' notice of such resignation to the Purchasers, and specifying therein a date upon which such resignation shall take effect (the "Resignation Notice"); provided, however, that the Shareholders' Representative shall continue to serve until a successor reasonably acceptable to the Purchasers accepts the Shareholders' Representative's obligations under this Agreement. Upon receipt of any Resignation Notice, a successor Shareholders' Representative shall be appointed by the Merger Consideration Recipients, such successor Shareholders' Representative to become the Shareholders' Representative hereunder on the later of the date set forth in the Resignation Notice and the date on which the successor Shareholders' Representative accepts such appointment. Each of the Merger Consideration Recipients, by acceptance of the Merger Consideration, and each Option Holder and Phantom Stock Holder, by acceptance of the amounts set forth in the applicable Cancellation Agreement, hereby agrees not to sue or make a claim against the Shareholders' Representative in his capacity as a Shareholders' Representative.

                                    ARTICLE 2
              REPRESENTATIONS AND WARRANTIES OF CRG AND MACDONALD


         As an inducement to Purchasers to enter into this Agreement, CRG and MacDonald hereby, jointly and severally, represent and warrant to Purchasers as of the date hereof and as of the Closing Date that:

ARTICLE 2.1 Organization and Power. Each of CRG and the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of CRG and the Subsidiaries is qualified to do business as a foreign corporation and is in good standing in the jurisdictions specified on the "Qualifications Schedule" attached hereto as
Schedule 2.1, which are all jurisdictions in which ownership of its properties or the conduct of its business requires it to be so qualified, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, "Material Adverse Effect", as it relates to each of CRG and the Subsidiaries, means any material adverse effect on (a) the financial condition, credit, business, prospects, properties or operations of CRG and its Subsidiaries, taken as a whole or (b) the ability of CRG or MacDonald to perform their respective obligations under this Agreement. Except as set forth in Schedule 2.1, each of CRG and the Subsidiaries has all requisite power and authority and all material licenses, permits and other authorizations necessary to own and operate its properties and to carry on its business as now conducted as they relate to the Business. The copies of the articles of incorporation and by-laws of each of CRG and the Subsidiaries, which have been previously furnished to Purchasers, reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete in all material respects.

ARTICLE 2.2 Capitalization; Subsidiaries.

          (a) The authorized capital stock of CRG consists solely of 1,176,470 shares of CRG Common Stock, of which 1,008,633 are outstanding and are validly issued, fully paid, and nonassessable; provided, however, that 2,750 of such shares are unvested shares granted to an employee that will vest on August 31, 2000. No other shares of CRG Common Stock are issued or outstanding. Other than as set forth on the "Capitalization; Subsidiaries Schedule" attached hereto as Schedule 2.2, (i) there are no outstanding options, warrants, or other rights in or with respect to the unissued shares of CRG Common Stock or any treasury shares of CRG Common Stock, nor any securities convertible into such stock, and (ii) CRG is not obligated to issue any additional shares of CRG Common Stock or any options, warrants, or other rights in or with respect to the unissued or any treasury shares of CRG Common Stock or any other securities convertible into CRG Common Stock. Other than as set forth on Schedule 2.2, there are no obligations (contingent or otherwise) of CRG or the Subsidiaries to repurchase, redeem, or otherwise acquire any shares of CRG Common Stock. Other than as set forth on Schedule 2.2, CRG has not granted, nor is obligated to grant, any stock appreciation rights, phantom stock or similar interests.

          (b) Schedule 2.2 contains a true, accurate, and complete list of the names of the Shareholders of record and the number and class of shares held of record by each Shareholder as of the date hereof and as of the Closing Date. All issued and outstanding shares of CRG Common Stock are owned of record by the Shareholders as set forth in Schedule 2.2. By Closing, all such shares shall be owned by the Shareholders free and clear of any liens, encumbrances, security agreements, claims, equities, charges, restrictions, voting agreements, proxies, options, rights of first refusal, calls, contractual rights or other interests. Other than as set forth on Schedule 2.2, CRG does not have any agreements with any Shareholder in relationship to CRG Common Stock including, without limitation, any buy-sell agreement, shareholder agreement or agreement granting registration rights.

          (c) Except as set forth on Schedule 2.2 hereof, neither CRG nor the Subsidiaries owns any stock, partnership interest, joint venture interest or other security or interest in any other corporation, organization or entity related to the Business (other than CRG's interest in the Subsidiaries).

          (d) The authorized capital stock of (collectively, the "Subsidiary Common Stock") (i) CRG Financial consists solely of 1,000 shares of common stock, no par value per share, of which 1,000 are outstanding and are validly issued, fully paid, and nonassessable, (ii) CRG Insurance consists solely of 1,000 shares of common stock, no par value per share, of which 140 are outstanding and are validly issued, fully paid, and nonassessable,
     (iii) CRG COLI consists solely of 1,000 shares of common stock, no par value per share, of which 100 are outstanding and are validly issued, fully paid, and nonassessable, (iv) ECB Insurance consists solely of 10,000 shares of common stock, no par value per share, of which 1,020 are outstanding and are validly issued, fully paid, and nonassessable, (v) CRG Fiduciary consists solely of 100 shares of common stock, no par value per share, of which 100 are outstanding and are validly issued, fully paid, and nonassessable, and (vi) CRG Executive consists solely of 10,000 shares of common stock, no par value per share, of which 10,000 are outstanding and are validly issued, fully paid, and nonassessable. No other shares of Subsidiary Common Stock are issued or outstanding. Other than as set forth on Schedule 2.2, there are no outstanding options, warrants, or other rights in or with respect to the unissued or any treasury shares of Subsidiary Common Stock, nor any securities convertible into such stock, and CRG is not obligated to issue any additional shares of Subsidiary Common Stock or any options, warrants, or other rights in or with respect to the unissued or any treasury shares of Subsidiary Common Stock or any other securities convertible into Subsidiary Common Stock. Other than as set forth on Schedule 2.2, there are no obligations (contingent or otherwise) of Subsidiaries or CRG to repurchase, redeem, or otherwise acquire any shares of Subsidiary Common Stock. All issued and outstanding Subsidiary Common Stock is owned of record by CRG free and clear of any liens, encumbrances, security agreements, claims, equities, charges, restrictions, voting agreements, proxies, options, rights of first refusal, calls, contractual rights or other interests. Other than as set forth on
     Schedule 2.2, none of the Subsidiaries has granted, nor is obligated to grant, any stock appreciation rights, phantom stock or similar rights.

ARTICLE 2.3 Authorization; No Breach. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the transactions contemplated hereby and thereby have been duly and validly authorized by CRG's Board of Directors, subject to the approval of the holders of a majority of the CRG Shares. The approval by the holders of a majority of the CRG Shares at a special shareholders' meeting to be held to consider and vote upon the Merger (or by written consent for such purpose) will be sufficient to approve the Merger in accordance with the requirements of California law and CRG's articles of incorporation and by-laws. No other corporate act or proceeding on the part of CRG, its Board of Directors, its Shareholders, the Subsidiaries or their respective Boards of Directors or Shareholders, is necessary to authorize the execution, delivery or performance of this Agreement or any other agreement contemplated hereby or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by CRG and MacDonald and this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by CRG and MacDonald shall each constitute, a valid and binding obligation of CRG and MacDonald enforceable in accordance with their respective terms. Except as set forth on Schedule 2.3, the execution, delivery and performance of this Agreement and the other agreements contemplated hereby by CRG and MacDonald and the consummation of the transactions contemplated hereby and thereby do not and shall not (i) conflict with or result in any breach of any of the provisions of,
(ii) constitute a default under, result in a violation of, or cause the acceleration of any obligation under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon any of the CRG Common Stock or the assets or properties of CRG or any Subsidiary, including without limitation the Subsidiary Common Stock and any "key man" life insurance policies (collectively, the "CRG Assets") under, or (iv) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body or any third party under, the provisions of the articles of incorporation, or by-laws of CRG or the Subsidiaries, or any material indenture, mortgage, lease, loan agreement or other agreement or instrument by which CRG or any Subsidiary is bound or affected. Without limiting the generality of any of the foregoing, CRG will timely comply with the requirements of the CGCL, which must be complied with prior to the Effective Time, with respect to any dissenting shares including, without limitation, the notice requirements of Section 603(b)(1), if applicable.

ARTICLE 2.4 Financial Statements. The (i) audited consolidated financial statements of the Company and its Subsidiaries as at June 30, 1999, and (ii) interim consolidated balance sheet and income statement of CRG and the Subsidiaries for the eleven months ending as at May 31, 2000, copies of each of which have been delivered to Purchasers, were prepared in accordance with generally accepted accounting principles (subject, in the case of such interim statements, to the absence of footnotes and to normal year-end adjustments) and present fairly the consolidated financial condition of such entities as at such dates and the results of their operations for the periods then ended.

ARTICLE 2.5 Absence of Undisclosed Liabilities. As of the Closing Date, each of CRG and its Subsidiaries shall have no liabilities of any nature whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, arising out of or related to transactions entered into at or prior to the Closing Date, or out of any action or inaction by CRG, any Subsidiary, or any employee, agent, licensee or contractor of any of them at or prior to the Closing Date, or out of any state of facts existing at or prior to the Closing Date, regardless of when any such liability is asserted, including, without limitation, taxes with respect to or based upon transactions or events occurring on or before the Closing Date, except (a) liabilities under agreements, contracts, leases or commitments described on Schedule 2.8 (b) and Schedule 2.10
(a) and (d) or under agreements, leases, contracts and commitments which are not required pursuant to this Agreement to be disclosed thereon (but not liabilities for breaches thereof), (b) liabilities and obligations which have arisen after the Closing Date in the ordinary course of business (none of which is a liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit), (c) liabilities set forth in Schedule 2.5, and (d) liabilities reflected on the unaudited interim May 31, 2000 balance sheet and related financial statements and current liabilities arising since May 31, 2000 in the ordinary course of business of CRG, consistent with past practices. The aggregate amount of liability of CRG and the Subsidiaries for amounts owing to Sun Life Assurance Company of Canada, Bank One, Colorado, N.A., and for any other borrowed money (including, without limitation, principal, interest and fees then owing) ("Borrowed Money"), is accurately set forth on Schedule 2.5 next to the heading "Borrowed Money".

ARTICLE 2.6 No Material Adverse Changes. Except as set forth in Schedule 2.6 hereto, since May 31, 2000, there has been no material adverse change in the financial condition, operating results, assets, operations, employee relations or customer relations of CRG and the Subsidiaries, taken as a whole.

ARTICLE  2.7  Absence  of  Certain  Developments.   Except  as set forth in the
"Developments Schedule" attached hereto as Schedule 2.7 or as otherwise contemplated hereby, since May 31, 2000, each of CRG and the Subsidiaries has not:

          (a) borrowed or agreed to borrow any amount or incurred or become subject to any material liabilities, except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business;

          (b) discharged or satisfied, or agreed to discharge or satisfy, any material lien or encumbrance or paid any material liability, other than current liabilities paid in the ordinary course of business;

          (c) mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any portion of the CRG Assets, except liens for current taxes not yet due and payable;

          (d) sold, assigned or transferred, or agreed to do so, any of the CRG Assets, except in the ordinary course of business, or canceled without fair consideration any material debts or claims owing to or held by it;

          (e) sold, assigned, transferred, abandoned or permitted to lapse any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, or disclosed any material proprietary confidential information to any person;

          (f) made or granted, or agreed to make or grant, any bonus or any wage or salary increase to any employee or group of employees or made or granted any increase in any employee benefit plan or arrangement (except, in each case, in the ordinary course of business in accordance with past custom and practice), or amended or terminated, or agreed to amend or terminate, any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

          (g) made, or agreed to make, any capital expenditures or commitments therefor that aggregate in excess of $10,000.00, other than in the ordinary course of business consistent with past practices;

          (h) made, or agreed to make, any loans or advances to, or guaranties for the benefit of, any persons;

          (i) suffered any extraordinary losses or waived any rights of material value, whether or not in the ordinary course of business or consistent with past practice;

          (j) entered into, or agreed to enter into, any other material transaction other than in the ordinary course of business;

          (k) made, or agreed to make, any charitable contributions or pledges in excess of $10,000, individually or in the aggregate, and has no continuing obligations to make any future payments;

          (l) made any purchase commitment in excess of the normal, ordinary and usual requirements of its business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or made any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practices and prudent business practices prevailing in the industry; or

          (m) suffered any material damage, destruction or casualty loss to the CRG Assets, whether or not covered by insurance.

ARTICLE 2.8 Title and Condition of Properties.

          (a) Each of CRG and the Subsidiaries owns no real estate.

          (b) The leases described on the "Leases  Schedule"  attached hereto as
     Schedule 2.8 (the "Lease Agreements") are in full force and effect, and each of CRG or applicable Subsidiaries (as indicated on such schedule) (and licenses listed thereon) holds a valid and existing leasehold interest under the Lease Agreement to which it is a party for the term set forth on the Leases Schedule. The Lease Agreements described on the Leases Schedule constitute the only leases under which CRG and the Subsidiaries hold leasehold interests in real estate. Each of CRG and the Subsidiaries has delivered to Purchasers complete and accurate copies of the Lease Agreements described on the Leases Schedule, and such Lease Agreements have not been modified in any respect (other than by the obtaining of consents to assignment in conjunction with the Merger), except to the extent that such modifications are disclosed by the copies delivered to Purchasers. Except as set forth in Schedule 2.8, neither CRG nor any Subsidiary is in default under any such Lease Agreement, and no other party to such Lease Agreement has a matured or vested right to terminate, accelerate performance under or otherwise modify such Lease Agreement, including upon the giving of notice or the passage of time. To the best of CRG's Knowledge (as hereafter defined), no third party to such Lease Agreement is in default under such Lease Agreement. "Knowledge" shall mean the actual knowledge of such person, after a reasonable and diligent investigation. With respect to CRG, "Knowledge" means to the actual knowledge of the Chief Executive Officer, any Executive Vice President, and any Vice-President, of CRG and the Subsidiaries, including, without limitation, MacDonald, after a reasonable and diligent investigation.

          (c) Each of CRG and the Subsidiaries owns good and marketable title, free and clear of all liens, charges, security interests, encumbrances, encroachments and claims of others, to the CRG Assets, except for (i) leased equipment, (ii) liens of current taxes or other governmental charges not yet due and payable and (iii) statutory liens of materialmen, carriers and like persons for amounts not yet due and payable and which do not exceed $5,000 individually or in the aggregate ("Permitted Encumbrances"). At the Closing Date, upon the transfer to Purchasers, each of the CRG
     Shares and CRG Assets shall be free and clear of all liens, security interests, charges, encumbrances and claims of others, other than Permitted Encumbrances.

          (d) Each of CRG's and the Subsidiaries' machinery, equipment and other tangible assets are in good condition and repair in all material respects (other than normal wear and tear), have been maintained in accordance with normal industry standards and are usable in the ordinary course of business.

          (e) Since the commencement of each of CRG's and the Subsidiaries', as applicable, tenancy under each applicable Lease Agreement, CRG has received no notice of any violation (which has not been cured) of any applicable zoning, building, fire or other ordinance or other law, regulation or requirement relating to the operation of the leased real property that is the subject of the Lease Agreement and none of CRG or the Subsidiaries has within three years prior to the date of this Agreement received any such notice with respect to owned or leased personal property included in the CRG Assets, including, without limitation, applicable environmental protection and occupational health and safety laws and regulations or any condemnation proceeding with respect to any properties owned, used or leased by CRG or any Subsidiary.

          (f) The CRG Assets, together with the services and arrangements described on the Contracts Schedule, comprise all assets and services required for the continued conduct by MergerSub of the Business as now being conducted by CRG and the Subsidiaries. The CRG Assets, taken as a whole, constitute all the properties and assets relating to or used or held for use in connection with the Business during the past twelve months (except supplies utilized, cash disposed of, accounts receivable collected, prepaid expenses realized, contracts fully performed, properties or assets replaced by equivalent or superior properties or assets, in each case in the ordinary course of business). There are no assets or properties used in the operation of the Business and owned by any person other than CRG or the Subsidiaries that are not included in the CRG Assets. The CRG Assets are in all material respects adequate for the purposes for which such assets are currently used or are held for use, and are in reasonably good repair and operating condition (subject to normal wear and tear).

ARTICLE 2.9 Tax Matters.

          (a) Each of CRG and the Subsidiaries has duly filed all federal, foreign, state and local tax information and tax returns of any and every nature and description (the "Returns") required to be filed by it (all such returns being accurate and complete in all respects) and has duly paid or made provision for the payment of all taxes and other governmental charges (including without limitation any interest, penalty or additions to tax thereto) which have been incurred or are shown to be due on said Returns or are claimed in writing to be due from it or imposed on it or its respective properties, assets, income, franchises, leases, licenses, sales or use, by any federal, state, local or foreign taxing authorities (collectively, the "Taxes") on or prior to the date hereof, other than Taxes which are being contested in good faith and by appropriate proceedings and as to which it has set aside on its books adequate reserves or which may be attributable to the transactions contemplated hereby. Except as set forth on the Tax Matters Schedule attached hereto as Schedule 2.9, (i) neither the IRS nor any foreign, state, local or other taxing authority is in the process of examining any federal, foreign, state, local or other tax return of CRG or any Subsidiary, (ii) there are no disputes pending, or claims asserted, for Taxes upon CRG or any Subsidiary, (iii) neither CRG nor any Subsidiary has been required to give any currently effective waivers extending the statutory period of limitation applicable to any foreign, federal, state or local tax return or agreed to an extension of time with respect to a Tax assessment or deficiency, (iv) neither CRG nor any Subsidiary has in effect any power of attorney or authorization of anyone to represent it with respect to any Taxes, and (v) no claim has ever been made by an authority in a jurisdiction where CRG or any Subsidiary files Returns that CRG or any Subsidiary is or may be subject to taxation by that jurisdiction. Neither CRG nor any Subsidiary has filed any consolidated federal income tax return with an "affiliated group" (within the meaning of Section 1504 of the Code), where CRG was not the common parent of the group. Neither CRG nor any Subsidiary is, nor has it been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone other than CRG or its Subsidiaries. Neither CRG nor any Subsidiary has any liability for Taxes as a transferee of, or successor to, any other person. Neither CRG nor any Subsidiary has filed a consent under
     Section 341(f) of the Code. Each of CRG and the Subsidiaries has provided to Purchasers or their representatives complete and correct copies of its respective federal, state and local income tax returns filed on or prior to the date hereof and all examination reports, if any, relating to the audit of such returns by the IRS or other tax authority for each taxable year beginning on or after January 1, 1992. There exists no proposed assessment against CRG, the Subsidiaries or the Shareholders or notice, whether formal or informal, of any deficiency or claim for additional Tax (including, without limitation, interest, additions to tax or penalties).

          (b) All monies required to be withheld from employees and, to CRG's Knowledge, from independent contractors, shareholders, or creditors of CRG and the Subsidiaries for Taxes, including, but not limited to, income taxes, back-up withholding taxes, social security and unemployment insurance taxes, or collected from customers or others as Taxes, including, but not limited to, sales, use or other taxes, have been withheld or collected and paid, when due, to the appropriate governmental authority, or if such payment is not yet due, an adequate reserve has been established for such Taxes.

          (c) Neither CRG nor any Subsidiary has any arrangement of the type described in Code Section 280G.

ARTICLE 2.10 Contracts and Commitments.

          (a) Except as set forth in Section 2.16 or in the "Contracts Schedule" attached hereto as Schedule 2.10(a) or in the "Customer Contracts Schedule" attached hereto as Schedule 2.10(d) (such contracts and agreements listed on such schedules are referred to herein as the "Contracts"), neither CRG nor any Subsidiary is a party to any:

                    (i) bonus, pension,  profit sharing,  retirement or deferred compensation plan or stock purchase, stock option, hospitalization insurance or similar plan or practice, whether formal or informal, or severance agreements or arrangements;

                    (ii) contract with any labor union or contract for the employment of any officer, individual employee or other person on a full-time, part-time or consulting basis for aggregate consideration, or requiring aggregate payments, of more than $10,000 per annum;

                    (iii) mortgage, pledge or other lien placed on any of the CRG Assets;

                    (iv) guarantee of any obligation for borrowed money or otherwise, other than endorsements made for collection in the ordinary course of business;

                    (v) agreement or  commitment  with respect to the lending or investing of funds to or in other persons or entities;

                    (vi) license or royalty agreement related to the Business;

                    (vii) lease or agreement related to the Business under which it is lessee of or holds or operates any personal property owned by any other party;

                    (viii) lease or agreement related to the Business under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

                    (ix) contract or group of related  contracts  related to the
               Business with the same party for the purchase or sale of products or services other than the Customer Contracts (as defined in Section 2.10(d) hereof);

                    (x) other  contract  related to the Business  with any party continuing over a period of more than six months from the date or dates thereof, not terminable by it on thirty (30) days' or less notice without penalties;

                    (xi) contract which prohibits it from freely engaging in business anywhere in the world;

                    (xii) contract  relating to the distribution of its products as it relates to the Business; or

                    (xiii) other  agreements  related to the Business whether or not entered into in the ordinary course of business.

          (b) Except as specifically disclosed in the Contracts Schedule or the Customer Contracts Schedule; (i) no material contract or commitment related to the Business has been breached in any respect by CRG or the Subsidiaries, and to CRG's Knowledge, no material contract or commitment related to the Business has been breached in any respect by the other party thereto or canceled by the other party; (ii) since May 31, 1999, no supplier of the Business has notified CRG or the Subsidiaries that it shall stop or decrease in any material respect the rate of business done with CRG or the Subsidiaries, as applicable; (iii) each of CRG and the Subsidiaries has in all material respects performed all the obligations required to be performed by them to the Closing Date and are not in receipt of any claim of default under any material lease, contract, commitment or other agreement related to the Business to which it is a party; (iv) no event has occurred which with the passage of time or the giving of notice or both would result in a breach or default under any lease, contract, instrument or other agreement related to the Business to which CRG or any Subsidiary is a party, except for any such event that would not have a Material Adverse Effect; (v) no contract or agreement has been amended or otherwise modified, or exchanged (pursuant to a Code Section 1035 exchange or otherwise), the effect of which amendment, modification or exchange would be to reduce the commissions or revenue payable in respect of such contract or agreement; and (vi) neither CRG nor any Subsidiary is a party to any contract which is adverse to the Business's operations, financial condition, operating results or business prospects.

          (c) Purchasers have been supplied with a true and correct copy of each written contract which is referred to on the Contract Schedule and Customer Contracts Schedule, together with all amendments, waivers or other changes thereto.

          (d) Except as set forth on Schedule 2.10(d), CRG has no Knowledge of any (i) pending or threatened termination, cancellation, limitation, modification or change in any of its business relationships with any customer or group of customers related to the Business or (ii) changes or pending changes in any business relationship or other circumstance that could result in the loss of any customers related to the Business after the date hereof. Each contract, agreement or lease with customers of each of CRG and the Subsidiaries relating to the Business ("Customer Contracts") are listed in the "Customer Contracts Schedule" attached hereto as Schedule 2.10(d). Except as indicated on Schedule 2.10(d), (A) each of the Customer Contracts is valid, enforceable and in full force and effect in accordance with the terms thereof, (B) there is no existing default or event or condition which, with notice or lapse of time or both, would constitute an event of default under any Customer Contract, (C) no Customer Contract has been amended, modified, supplemented or otherwise altered orally, in writing or by course of conduct, (D) no Customer Contract requires the consent of the customer or any other party to effect a valid assignment thereof to MergerSub without causing a default or giving rise to a right of termination thereunder, and (E) to CRG's Knowledge, each Customer Contract complies with all applicable laws, rules and regulations.

ARTICLE 2.11 Proprietary Rights. Set forth on the "Proprietary Rights Schedule" attached hereto as Schedule 2.11 is a list and summary description of all patents, patent applications, trademarks, service marks, trade names, corporate names and copyrights owned by each of CRG and the Subsidiaries which are related to the Business or used by it in the conduct of its Business ("Proprietary Rights"). Each of CRG and the Subsidiaries owns and possesses all right, title and interest in and to the Proprietary Rights necessary to conduct the Business as presently conducted by it. Each of CRG and the Subsidiaries has taken all necessary or desirable action to protect the Proprietary Rights necessary or desirable to conduct the Business as presently conducted by it. None of CRG nor the Subsidiaries has received any notice of infringement, misappropriation, invalidity or conflict from any third party with respect to any of the Proprietary Rights. Except as set forth on Schedule 2.11, none of CRG nor the Subsidiaries has infringed, misappropriated or otherwise conflicted with any proprietary rights of any third parties.

ARTICLE 2.12 Litigation; Proceedings. Except as disclosed on Schedule 2.12, there are no actions, suits, proceedings, orders or investigations pending against or affecting any of CRG or the Subsidiaries at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and to CRG's Knowledge, there are no threatened actions or disputes which may result in such actions and, to CRG's Knowledge, there is no basis for any of the foregoing. No officer, director, employee or agent of CRG or any Subsidiary has been or is authorized to make or receive, and to CRG's Knowledge there is no such person making or receiving, any bribe, kickback or other illegal payment at any time.

ARTICLE 2.13 Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of CRG or the Subsidiaries other than any amounts paid pursuant to the Bonus Plan or the MacDonald Employment Agreement (as defined in Section 5.1(i)).

ARTICLE 2.14 Governmental Consent, etc.

          (a) No permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required in connection with the execution, delivery or performance of this Agreement by CRG or MacDonald or the consummation by CRG or MacDonald of any of the transactions contemplated hereby, except as disclosed on the "Consents Schedule" attached hereto as Schedule 2.14 and except as required by the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

          (b) The Consents Schedule attached hereto as Schedule 2.14 sets forth all governmental approvals or consents required for the conduct of the Business as presently conducted. Except as set forth on Schedule 2.14, all such governmental approvals and consents have been duly obtained and are in full force and effect, and each of CRG, the Subsidiaries and the Shareholders, as applicable, are in compliance with each of such governmental approvals and consents held by it with respect to CRG Assets and the Business.

ARTICLE 2.15 Employees/Independent Contractors. Except as set forth on Schedule 2.15, to CRG's Knowledge, no key employee, nor group of employees of any of CRG or the Subsidiaries, has any plans to terminate employment with CRG or Subsidiary other than to become employed by MergerSub on the Closing Date. Except as set forth on Schedule 2.15, to CRG's Knowledge, no key independent producer or other independent contractor (or group thereof) has any plans to terminate its agreement with any of CRG or the Subsidiaries. Each of CRG and the Subsidiaries has complied in all material respects with all applicable laws relating to the employment of labor and, to CRG's Knowledge, the engagement of independent contractors related to the Business, including provisions thereof relating to wages, hours, equal opportunity, immigration, collective bargaining, disabilities, family leave and the payment of social security and other taxes. Neither CRG nor any Subsidiary has any existing relationships with any union or employee representative or any labor relations problems, and to CRG's Knowledge, there have been no union organization efforts with respect to the Business within the last five (5) years.

ARTICLE 2.16 Employee Benefit Plans.

          (a) The "Employee Benefits Schedule" attached hereto as Schedule 2.16 contains a list, including all amendments thereto, of any employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (i) which any of CRG or the Subsidiaries and/or any corporation, partnership or other trade or business which is or would be a member of a controlled group of corporations, group of trades or business under common control, or an affiliated service group including the Shareholders, under the provisions of Code Section 414(b),
     (c), (m) or (o) (each an "ERISA Affiliate") maintains, (ii) to which any of CRG or the Subsidiaries or any ERISA Affiliate contributes, or is obligated to contribute, or under which any employee or former employee, officer or former officer, director or former director, shareholder or former shareholder of any of CRG or the Subsidiaries or any ERISA Affiliate (collectively, "Participants"), or any beneficiary of any Participant, is covered or has benefit rights, and (iii) pursuant to which any liability of any of CRG or the Subsidiaries or any ERISA Affiliate exists or is reasonably likely to occur, and each other arrangement, program or plan sponsored by CRG, any Subsidiary or any ERISA Affiliate pursuant to which any benefit is or shall be provided to any Participant or any Participant's beneficiary, whether formal or informal, including, without limitation, those providing any form of medical, health or dental insurance, life, disability and accidental death and dismemberment insurance, severance pay or benefits continuation, nonqualified deferred compensation, relocation assistance, vacation pay, tuition aid, apprenticeship benefits or matching gifts for charitable contributions to educational or cultural institutions (collectively, the "Benefit Plans"). Except as set forth on the Employee Benefits Schedule, neither CRG, the Subsidiaries nor any ERISA Affiliate maintains or has entered into any Benefit Plan or other document, plan or agreement which contains any change in control provisions which would cause an increase or acceleration of benefits or benefit entitlements to Participants or their beneficiaries, or other provisions which would cause an increase in liability of any of CRG or the Subsidiaries or to Purchasers as a result of the transactions contemplated by this Agreement or any related action thereafter. Each of such plans that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA that is intended to be a qualified plan under Section 401(a) of the Code has been amended to comply in all material respects with current law as required, and each such plan has obtained a favorable determination letter with respect to such amendment. To CRG's Knowledge, there are no facts or circumstances that might jeopardize the qualified status of any such Benefit Plan.

          (b) Except as set forth in the Employee Benefits Schedule, all accrued contributions and other payments to be made by any of CRG or the Subsidiaries or any ERISA Affiliate to any Benefit Plan through the Closing Date have been made, or reserves adequate for such purposes have been set aside therefor, as of the Closing Date. Neither CRG, the Subsidiaries, nor any ERISA Affiliate is in default in performing any of its material contractual obligations under any of the Benefit Plans or any related trust agreement or insurance contract, and there are no outstanding liabilities of any Benefit Plan other than liabilities for benefits to be paid to Participants and beneficiaries in such Benefit Plan in the ordinary course of business.

          (c) There is no pending litigation or, to CRG's Knowledge, overtly threatened litigation or pending claim (other than benefit claims made in the ordinary course) by or on behalf of or against any of the Benefit Plans (or with respect to the administration of any of the Benefit Plans) now or heretofore maintained by any of CRG or the Subsidiaries or any ERISA Affiliate which alleges violations of applicable state or federal law.

          (d) Each Benefit Plan is and has been in compliance in all material respects with, and each such Plan is and has been operated in accordance in all material respects with, the applicable laws, rules and regulations governing such Plan, including, without limitation, the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation ("PBGC") and the IRS under ERISA, the Code or any other applicable law.

          (e) None of the Benefit Plans is or ever has been subject to Title IV of ERISA, and neither CRG, the Subsidiaries, nor any ERISA Affiliate is or has been required to contribute to an employee benefit plan that is a "multiemployer plan" within the meaning of Section 3(37) of ERISA nor has been so required during the five-year period ending on the Closing Date.

          (f) All reporting and disclosure requirements of ERISA and the Code applicable to the Benefit Plans have been satisfied in all material respects.

          (g) Neither CRG, the Subsidiaries, nor any ERISA Affiliate has any liability on account of any accumulated funding deficiency (as defined in Section 412 of the Code) or on account of any failure to make contributions to or pay benefits under any Benefit Plan, nor does CRG have Knowledge of any claim pending or threatened to be brought by any party regarding such matters. No prohibited transaction has occurred with respect to any Benefit Plan that would result, directly or indirectly, in the imposition of any excise tax under Section 4975 of the Code.

          (h) None of the Benefit Plans provides for (or has ever provided for) medical or health care or benefits for any former employee of any of CRG or the Subsidiaries or any ERISA Affiliate, except to the extent required by
     Section 4980B of the Code or Part 6 of Title I of ERISA.

          (i) The transactions contemplated by this Agreement will not entitle any Participant or any Participant's beneficiary in any Benefit Plan to any severance benefit under the terms of any Benefit Plan or any personnel or employment policy of any of CRG or the Subsidiaries or any ERISA Affiliate.

ARTICLE 2.17 Insurance. The  "Insurance  Schedule"  attached  hereto as Schedule
2.17 lists each insurance policy maintained by any of CRG or the Subsidiaries with respect to CRG Assets and each "key man" life insurance policy. Each of CRG and the Subsidiaries has delivered to Purchasers complete and correct copies of all such policies together with all riders and amendments thereto. All of such insurance policies are in full force and effect, and none of CRG nor the Subsidiaries is in default with respect to its obligations under any of such insurance policies.

ARTICLE 2.18 Affiliated Transactions. Except as set forth on the "Affiliated Transactions Schedule" attached hereto as Schedule 2.18, no officer, director, shareholder or affiliate of any of CRG or the Subsidiaries or any person related by blood or marriage to any such person or any entity in which any such person owns any beneficial interest is a party to any agreement, contract, commitment or transaction related to the Business or has any interest in any property that, in each case, is included in CRG Assets.

ARTICLE 2.19 Compliance with Laws; Permits; Certain Operations.

          (a) Each of CRG and the Subsidiaries and its officers, directors, employees, and to CRG's Knowledge, their agents and employees have complied in all material respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof which affect the Business or CRG Assets or to which any of CRG or the Subsidiaries may otherwise be subject, and, to CRG's Knowledge, no claims have been filed against any of CRG or the Subsidiaries alleging a material violation of any such law or regulation, except as set forth on Schedule 2.19(a) (the "Compliance Schedule"). In particular, but without limiting the generality of the foregoing, each of CRG and the Subsidiaries has complied in all material respects with, and has not received a notice or charge asserting any material violation of, the Immigration Reform and Control Act of 1986, the Occupational Safety and Health Act of 1970, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act of 1976, the Americans With Disabilities Act, or any other state or federal act (including rules and regulations thereunder) regulating or otherwise affecting the employment of aliens, employee health and safety, the environment, zoning, building, fire or other ordinances or any other aspect of the Business.

          (b) Each of CRG and the Subsidiaries holds all of the material permits, licenses, certificates and other authorizations of foreign, federal, state and local governmental agencies required for the conduct of the Business, all of which are set forth on Schedule 2.19(b) (the "Permits Schedule"). Neither CRG nor any Subsidiary has received any notice (or has any reason to believe) that revocation is being considered with respect to any of such licenses, permits, certificates or authorizations, or that any of CRG or the Subsidiaries is in violation of any such license, permit, certificate or authorization.

ARTICLE 2.20 Environmental Health and Safety.

          (a) Each of CRG and the Subsidiaries has complied in all material respects with, and is currently in material compliance with all Environmental, Health and Safety Laws, and, to CRG's Knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been threatened, filed or commenced against it alleging any failure so to comply, alleging any liability under any Environmental, Health and Safety Laws or requesting any investigation related thereto. No condition exists or event has occurred which, with or without notice or the passage of time, would constitute a violation of or give rise to a lien under any Environmental, Health and Safety Laws, except for violations or liens that would not have a Material Adverse Effect. Without limiting the generality of the preceding sentences, each of CRG and the Subsidiaries has obtained and been in compliance in all material respects, and is currently in compliance in all material respects, with all of the terms and conditions of all permits, licenses and other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in, all Environmental, Health and Safety Laws. For purposes hereof, "Environmental, Health and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976 and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including statutes, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) relating to fines, injunctions, penalties, damages, liability, contribution, cost recovery, compensation for losses or injuries concerning pollution or protection of the environment, natural resources, public health and safety, or employee health and safety, or the protection of human, plant or animal welfare or health, including laws relating to use, emissions, discharges, releases, or threatened releases of Hazardous Materials, Extremely Hazardous Substances, pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into or onto ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, Extremely Hazardous Substances, pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes. For purposes hereof, "Extremely Hazardous Substance" means such term as set forth in ss.302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended. For purposes hereof, "Hazardous Materials" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in, regulated by or governed by any Environmental, Health and Safety Laws, federal, state, local or foreign law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject any of CRG or the Subsidiaries to any imposition of penalties, fines, orders, decrees, licenses, permits, judgments, costs or liability under any Environmental, Health and Safety Laws.

          (b) To CRG's Knowledge, all properties and equipment used in the Business have been free of asbestos, PCBs, methylene chloride, trichlorethylene, 1, 2-trans-dichloroethylene, dioxins, dibenzofurans and other hazardous substances.

ARTICLE 2.21 Product and Warranty Claims; Warranties. Except as disclosed in the "Claims Schedule" attached hereto as Schedule 2.21, none of CRG nor the Subsidiaries have received, and CRG has no Knowledge of, during the past five
(5) years, any claim or notice with respect to any occurrences arising out of the use of, or related to, the insurance products, policies and services designed, sold, implemented or serviced by or on behalf of any of CRG or the Subsidiaries related to the Business, which has resulted in any claim or notice that any such products do not conform to any agreement, representation or warranty made by any of CRG or the Subsidiaries (or implied by law) with respect to such products. Each of CRG and the Subsidiaries is insured against all damages, liability and expenses for any claims based upon products designed, sold, implemented or serviced by or on behalf of it (including, but not limited to, costs of investigation and attorneys' fees and expenses) under policies of insurance described on the Insurance Schedule, except as to claims for breach of any agreement, representation or warranty made with respect to such products against which it has established good and sufficient reserves therefor on its books and records and except for claims which would not reasonably be expected to be material individually or in the aggregate.

ARTICLE 2.22 Disclosure. There is no material fact which has not been disclosed in writing to Purchasers of which CRG has Knowledge and which could reasonably be anticipated to have a Material Adverse Effect. All facts set forth in one schedule hereto, which are cross-referenced on another schedule hereto, shall be considered disclosed for purposes of such other schedule.

ARTICLE 2.23 Closing Date. All of the representations and warranties of the CRG and MacDonald in this Article 2 and elsewhere in this Agreement and all information delivered by CRG or MacDonald in any schedule, attachment or exhibit hereto or in any certificate delivered by CRG or MacDonald to Purchasers are true and correct in all respects on the date of this Agreement and shall be true and correct in all respects on the Closing Date.

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchasers hereby, jointly and severally, represent and warrant to the CRG as of the date hereof and as of the Closing Date that:

ARTICLE 3.1 Corporate Organization and Power . Each of Holdings and MergerSub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and, with respect to Holdings, any state in which it conducts business, except where the failure to do so would not have a Material Adverse Effect on Purchasers. For purposes of this Agreement, "Material Adverse Effect," as it relates to Purchasers, means any material adverse effect on (a) the financial condition, credit, business, prospects, properties or operations of Holdings and its subsidiaries, taken as whole, or
(b) the ability of the Purchasers to perform their obligations under this Agreement. Holdings has all requisite power and authority and all material licenses, permits and other authorizations necessary to own and operate its properties and to carry on its business as now conducted as such licenses and permits relate to its business. The copies of the certificate of incorporation and by-laws of each of Holdings and MergerSub which have been previously furnished to CRG reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete in all material respects.

ARTICLE  3.2  Authorization.  The  execution,   delivery  and  performance  by
Purchasers of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on the part of either Holdings or MergerSub is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby. This Agreement constitutes and, upon execution and delivery by Purchasers, the other agreements contemplated hereby to which they are a party shall each constitute, a valid and binding obligation of Purchasers enforceable against Purchasers in accordance with their respective terms.

ARTICLE 3.3 No Violation. No Purchaser is subject to or obligated under its respective articles of incorporation, any applicable law, rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree which would materially adversely affect its ability to perform this Agreement or the other agreements contemplated hereby.

ARTICLE 3.4 Litigation. Except as set forth in the "Purchasers Litigation Schedule" attached hereto as Schedule 3.4, there are no actions, suits, proceedings, orders or investigations pending or, to the best of Purchasers' knowledge, threatened against or affecting Purchasers at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would reasonably be expected to materially adversely affect Purchasers' performance under this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE  3.5  Closing  Date.   All of the  representations  and  warranties  of
Purchasers contained in this Article 3 and elsewhere in this Agreement and all information delivered by Purchasers in any schedule, attachment or exhibit hereto or in any certificate delivered by Purchasers to CRG are true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date.

ARTICLE 3.6 Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Purchasers.

ARTICLE  3.7  Governmental  Consent, etc.   No  permit,  consent,   approval  or
authorization of, or declaration to or filing with, any governmental or regulatory authority is required in connection with the execution, delivery or performance of this Agreement by Purchasers, or the consummation by Purchasers of any of the transactions contemplated hereby other than as required by the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

ARTICLE 3.8 Disclosure. There is no material fact which has not been disclosed in writing to CRG of which any officer, director or key employee of Purchasers has Knowledge which could reasonably be anticipated to have a Material Adverse Effect.

                                    ARTICLE 4
                                    COVENANTS

ARTICLE 4.1 CRG's Affirmative Covenants : Prior to the Closing, CRG shall, and shall cause each Subsidiary to:

          (a) conduct the Business only in the usual and ordinary course of business in accordance with past custom and practice;

          (b) keep in full force and effect its corporate existence and all material rights, franchises and intellectual property;

          (c) use commercially reasonable efforts to retain its employees and sales agents and preserve its present business relationships and continue to compensate such employees and sales agents in accordance with past custom and practice;

          (d) maintain the CRG Assets in good and customary repair, order and condition and maintain insurance reasonably comparable to that in effect on the date of this Agreement; replace in accordance with past practice its inoperable, worn out and obsolete assets with assets of comparable quality; in the event of any casualty, loss or damage to any of the CRG Assets, prior to Closing, either repair or replace such assets with assets of comparable quality or, if Purchasers agree, transfer to Purchasers at Closing the proceeds of any insurance recovery with respect thereto;

          (e) maintain its books, accounts and records in accordance with past custom and practice as used in the preparation of the financial statements described in Section 2.4 hereof and file with the appropriate taxing authorities any and all returns required to be filed by them for the periods covered thereby;

          (f) use its best efforts to obtain all consents and approvals necessary or desirable to consummate the transactions contemplated hereby and to cause the other conditions to Purchasers' obligation to close to be satisfied;

          (g) pay accounts payable and other obligations of the Business when they become due and payable or in the ordinary course of business consistent with prior practice;

          (h) promptly inform Purchasers in writing of any material variances from the representations and warranties contained in Article 2 hereof;

          (i) maintain in full force and effect at current levels all currently existing insurance; and

          (j) contribute to each Benefit Plan that is intended to be a qualified plan under Code Section 401(a) an amount sufficient to satisfy any benefit or expense obligation that will have accrued thereunder as of the Closing Date and as to which they have not, as of the Closing Date, made a full and complete contribution, whether or not the legal deadline for making a contribution has then yet arrived.

ARTICLE 4.2 CRG's Negative Covenants. Prior to the Closing, without the prior written consent of Purchasers, CRG will not, and will not permit any Subsidiary to:

          (a) subject to the fiduciary duties of CRG's executive officers and Board of Directors and California law (and any actions taken pursuant thereto, or in accordance therewith, are excluded from this subsection
     (a)), directly or indirectly (including through any agent, broker, finder or other third party), offer to sell, merge, consolidate or otherwise dispose of, initiate, or continue discussions concerning, or negotiate for the sale, merger, consolidation or other disposition of any of CRG or the Subsidiaries, or the sale or other disposition of any shares of capital stock of any of the Subsidiaries or any of the CRG Assets (other than inventory in the ordinary course of business) and MacDonald shall not offer to sell, initiate or continue discussions concerning, or negotiate for the sale of, any of the CRG Shares;

          (b) make any increase in the compensation payable or to become payable by it to any employee or contribute or make any commitment to or representation that it will contribute any amounts to any bonus or other employee benefit plan for employees of CRG, any Subsidiary or the CRG Division, except as required by law or by the terms of any such plan or in the ordinary course of business consistent with past practice;

          (c) make any amendment to its organizational documents, except as required or permitted herein;

          (d) incur any obligation or liability (fixed or contingent) individually exceeding $10,000, or in the aggregate exceeding $30,000 except for current liabilities in the ordinary course of business consistent with past practices;

          (e) mortgage, pledge, transfer or otherwise dispose of or subject to any lien, security interest or other encumbrance any of the CRG Assets, except for liens for current taxes not yet due and payable;

          (f) acquire any assets or properties, except for inventory in the ordinary course of business consistent with past practice or otherwise permitted by Section 4.2(k);

          (g) expressly waive or release any rights of material value;

          (h) transfer, grant or terminate any contract, lease, arrangement or commitment rights under any concessions, leases, licenses, agreements, or intellectual property;

          (i) undertake any borrowing of money other than under the existing bank debt;

          (j) make any loans or extensions of credit for the benefit of any Person other than to employees and customers in the ordinary course of business;

          (k) make or become obligated to make any capital expenditures or enter
     into  commitments   therefor  exceeding  $10,000  individually  or  in  the
     aggregate in excess of $30,000;

          (l) discharge or satisfy or agree to discharge or satisfy, any lien or encumbrance or any material liability other than current liabilities in the ordinary course of business, as otherwise required herein, and the items listed in Schedule 4.2(l) ("Permitted Payments Schedule");

          (m) make, or agree to make, any charitable contributions or pledges individually or in the aggregate exceeding $10,000, other than the items listed in Schedule 4.2(m) ("Permitted Charitable Contributions Schedule");

          (n) sell, pledge, transfer or otherwise encumber any stock of any subsidiary or split, combine or reclassify any shares of its capital stock, or enter into any agreement to do any of the foregoing;

          (o) (i) issue, authorize the issuance of or sell any additional shares of, or issue, reissue or grant any option, warrant, call, commitment, subscription, stock appreciation right, phantom stock, right to purchase or agreement of any character to acquire any shares of, its capital stock; or
     (ii) redeem, purchase or otherwise acquire or offer to acquire, directly or indirectly, any of its capital stock (except as required hereby pursuant to Section 1.5);

          (p) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase or otherwise acquire any of its capital stock; or

          (q) make any material change in the character of its business or take or omit to take any action, or permit its affiliates to take or omit to take any action, which would reasonably be anticipated to have a Material Adverse Effect.

ARTICLE 4.3 Due Diligence Covenants. Prior to Closing, CRG will, and will cause each Subsidiary to, subject to the succeeding sentence, afford to Purchasers and their accountants, counsel and other representatives reasonable access to CRG and the Subsidiaries, and shall furnish to Purchasers all information concerning the Business and CRG Assets reasonably requested by Purchasers for the purpose of closing on the transactions contemplated hereby. Further, CRG shall promptly inform Purchasers in writing of any material variances from the representations and warranties contained in Article 2 hereof.

ARTICLE  4.4   Hart-Scott-Rodino   Act  Filing.   As  required  under  the
Hart-Scott-Rodino Antitrust Improvement Act of 1976:

          (a) Holdings shall file the Notification and Request Form with respect to the transactions contemplated by this Agreement;

          (b) CRG shall file its required Notification and Request Form with or promptly after Holdings' Form is filed; and

          (c) Purchasers and CRG and MacDonald shall cooperate with each other, provide all necessary information and diligently process such filings and resulting proceedings, if any, to a conclusion without the entry of an injunction prohibiting (or permitting with conditions unacceptable to the parties hereto) the consummation of the transactions contemplated by this Agreement.

ARTICLE 4.5 Shareholders Meeting/Consent. CRG shall, in accordance with California law and its organizational documents, call a special meeting of the Shareholders as promptly as practicable after the date hereof to consider and vote upon the approval of this Agreement and the Merger and the other transactions contemplated hereby or shall seek the written consent of the Shareholders for such purposes. Subject to the fiduciary duties of CRG's Board of Directors under California law, CRG shall recommend to its Shareholders the approval of this Agreement and the Merger and other transactions contemplated hereby and shall use its best efforts to obtain Shareholder approval or consent, as applicable. All notices, proxy solicitations, consents and other materials delivered to the CRG Shareholders in connection with CRG's solicitation of Shareholder approval or consent as applicable shall comply with all applicable laws and CRG's organizational documents.

ARTICLE 4.6 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of
Section 368 of the Code. The parties hereto agree to report the Merger consistent with the preceding sentence for tax and financial accounting purposes. No party hereto (or any Shareholder) shall be responsible or in any way liable to any other party hereto or any other person or entity (including any other Shareholder) for any taxes, assessments and other charges imposed on such other party or such other person or entity (including any other Shareholder) as a result of the Merger failing to qualify as a tax-free reorganization under Section 368 of the Code.

ARTICLE 4.7 Insurance. Promptly after the Effective Time, Purchaser will add MacDonald and any other additional officers of CRG which become employees of MergerSub as additional insureds under Purchasers' "errors and omissions" insurance policy and "directors and officers" insurance policy. MergerSub shall pay for any available tail coverage on all existing errors and omissions and directors and officers insurance policies of CRG listing the Shareholders that are CRG employees and officers and directors as beneficiaries or additional insureds, as applicable, for a period of three (3) years from the date hereof to cover any claims covered by such policies following the Closing Date.

ARTICLE 4.8 Financial Statements. As soon as practicable, but in no event later than five days prior to the Closing, CRG shall provide Purchasers with its unaudited financial statements as of June 30, 2000. All taxes due but not paid shall be accrued in such financial statements.


                                    ARTICLE 5
                  CONDITIONS TO PURCHASERS' OBLIGATION TO CLOSE


ARTICLE 5.1 Conditions to Purchasers' Obligation. The obligation of Purchasers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

          (a) the representations and warranties set forth in Article 2 hereof shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement;

          (b) MacDonald and CRG shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement prior to the Closing Date;

          (c) no event shall have occurred which has caused, or is reasonably likely to cause, a Material Adverse Effect in respect of CRG or MacDonald;

          (d) Except as set forth on Schedule 5.1(d) ("Excluded Consents Schedule"), all consents by third parties that are required for the transfer of the CRG Assets, the Business and CRG Shares to MergerSub as contemplated hereby, which are required for the consummation of the transactions contemplated hereby or that are required to prevent a breach of or a default under or a termination or modification of any instrument, contract, license, lease or other agreement to which CRG is a party or to which any of the CRG Shares or the CRG Assets are subject, and releases of all liens, charges, security interests, encumbrances and claims of others on or with respect to the CRG Shares and the CRG Assets shall have been obtained on terms and conditions satisfactory to Purchasers in their sole discretion; CRG shall have delivered to Purchasers written confirmations, in form and substance reasonably acceptable to Purchasers, from the applicable insurance carriers confirming at least ninety-five (95%) of CRG's renewal commission projections contained in CRG's Confidential Offering Memorandum dated June 2000, and confirming that such renewal commissions are assignable to a third party. CRG and Robin Urban shall have entered into an Amended and Restated Employment Agreement in the form attached hereto as Exhibit K;

          (e) no action or proceeding before any court or government body shall be pending or threatened which, in the judgment of Purchasers, made in good faith and upon the advice of counsel, makes it inadvisable or undesirable to consummate the transactions contemplated hereby by reason of the probability that the action or proceeding shall result in a judgment, decree or order which would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or materially adversely affect the value or use of the CRG Assets, Business or the CRG Shares;

          (f) Purchasers shall have received from CRG's and the Shareholders' counsel, Munger, Tolles & Olson, LLP, an opinion addressed to Holdings and MergerSub and dated the Closing Date, substantially in the form of Exhibit G hereto (the "MTO Opinion");

          (g) Purchasers may obtain UCC search reports ("UCC Searches") of CRG, the Subsidiaries and MacDonald. If the UCC Searches disclose any title encumbrances, defects, liens, encumbrances or matters other than Permitted Encumbrances, CRG or the Shareholders, as applicable, shall have caused the same to be removed;

          (h) all proceedings to be taken by CRG or the Shareholders in connection with the consummation of the Merger and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby reasonably requested by Purchasers shall be reasonably satisfactory in form and substance to Purchasers and their counsel;

          (i) CBI and MacDonald shall have entered into an employment and non-competition agreement substantially in the form attached hereto as Exhibit H-1 (the "MacDonald Employment Agreement"); MacDonald shall have executed and delivered to Holdings a promissory note in favor of Holdings (or its assignee) substantially in the form attached hereto as Exhibit H-2 (the "MacDonald Note") and Holdings shall have made a loan to MacDonald in the amount and on the terms referred to in such promissory note ($250,000 of which will be immediately deposited into the Escrow Account);

          (j) all required filings have been made with, and all consents and approvals shall have been obtained from, all applicable regulatory and other governmental authorities and, except as set forth on Schedule 5.2(j) ("Approvals Schedule"), third parties, including, but not limited to, a Hart-Scott Rodino filing, if necessary;

          (k) all action required to be taken by or on the part of CRG to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and Shareholders, and Purchasers shall received certified copies of the resolutions evidencing such authorization;

          (l) Purchasers shall have received a duly executed Cancellation Agreement from the Option Holders and Phantom Stock Holders holding at least 80% of the Options and shares of Phantom Stock;

          (m) Purchasers shall have received a payoff letter from each obligee of Borrowed Money, which shall provide for, among other things, upon payment of the amounts set forth therein (which shall not exceed $13,000,000 in the aggregate for all Borrowed Money), the termination of all agreements and liens relating to such obligations, and shall otherwise be in form and substance reasonably acceptable to Purchasers;

          (n) holders of not less than 90% of the CRG Shares, (not less than 905,295 CRG Shares), shall have voted in favor of the Merger, this Agreement and the transactions contemplated hereby, and the same shall be in full force and effect;

          (o) holders of CRG Shares holding not more than 10% (not more than 100,558 CRG Shares) of the CRG Shares outstanding shall have exercised or have the right or ability to exercise dissenters or appraisal rights under California law;

          (p) CRG shall have executed and delivered a written certificate certifying (i) the number of CRG Shares held by Shareholders approving this Agreement and the Merger and the number of Dissenting Shares, as of the Closing Date and (ii) the number of Options and shares of Phantom Stock which have not been terminated pursuant to a duly executed and delivered Cancellation Agreement, the holders thereof and the terms of such Options and Phantom Stock, as applicable; CRG shall have executed and delivered to Purchasers the Letter of Direction;

          (q)  Purchasers'   existing   lenders  shall  have  consented  to  the
     consummation of the transactions contemplated in this Agreement and Purchasers shall have exercised their best efforts to obtain such consent; and

          (r) the Bonus Plan shall incorporate the terms set forth in the summary of the Bonus Plan attached hereto as Exhibit J and be in form and substance reasonably agreeable to the parties hereto.

Any conditions specified in this Section 5.1 may be waived by Purchasers; provided that no such waiver shall be effective unless it is set forth in a writing executed by Purchasers, except as otherwise provided in Section 9.3.

                                    ARTICLE 6
             CONDITIONS TO CRG'S AND MACDONALD'S OBLIGATION TO CLOSE

ARTICLE 6.1 Conditions to CRG's and MacDonald's Obligations. The obligation of CRG and MacDonald to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

          (a) the representations and warranties set forth in Article 3 hereof shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement;

          (b) Purchasers shall have performed in all material respects all the covenants and agreements required to be performed by them under this Agreement prior to the Closing Date;

          (c) CRG shall have received from Purchasers' counsel, Vedder, Price, Kaufman & Kammholz, an opinion, addressed to CRG and dated the Closing Date, substantially in the form of Exhibit I hereto (the "VPKK Opinion");

          (d) CBI and MacDonald shall have entered the MacDonald Employment Agreement; MacDonald shall have executed and delivered to Holdings the MacDonald Promissory Note and Holdings shall have made a loan to MacDonald in the amount and on the terms referred to in such promissory note ($250,000 of which will be immediately deposited into the Escrow Account);

          (e) proceedings required to be taken by Purchasers and, if applicable, their shareholders, in connection with the consummation of the Closing and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby reasonably requested by CRG shall be reasonably satisfactory in form and substance to CRG and its counsel;

          (f) all agreements, notes and pledges relating to the Borrowed Money shall have been terminated and be of no further force and effect;

          (g) Purchasers shall have paid the Deposit and funded the Escrow Account as described in Section 1.12; and

          (h) all required filings have been made with, and all consents and approvals shall have been obtained from, all applicable, regulatory and other governmental authorities and third parties, including, but not limited to a Hart-Scott Rodino filing, if necessary;

          (i) no action or proceeding before any court or government body shall be pending or threatened which, in the judgment of CRG or MacDonald, made in good faith and upon the advice of counsel, makes it inadvisable or undesirable to consummate the transactions contemplated hereby by reason of the probability that the action or proceeding shall result in a judgment, decree or order which would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

          (j) all action required to be taken by or on the part of Purchasers to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and, if necessary, the shareholders of Purchasers, and CRG and MacDonald shall received certified copies of the resolutions evidencing such authorization; and

          (k) the Bonus Plan shall incorporate the terms set forth in the summary of the Bonus Plan attached hereto as Exhibit J and be in form and substance reasonably agreeable to the parties hereto.


Any condition specified in this Section 6.1 may be waived by CRG and MacDonald provided that no such waiver shall be effective against the CRG and MacDonald unless it is set forth in a writing executed by CRG and MacDonald except as otherwise provided in Section 9.3.

                                    ARTICLE 7
                              CLOSING TRANSACTIONS


ARTICLE 7.1 The Closing. Subject to the conditions contained in this Agreement, the "Closing" of the transactions contemplated by this Agreement shall take place at the offices of Vedder, Price, Kaufman & Kammholz at 9:00 a.m. local time on September 6, 2000, or at such other place or on such other date as may be mutually agreeable to the parties. The date and time of the Closing are referred to herein as the "Closing Date."

ARTICLE 7.2 Action to Be Taken at the Closing. The sale, conveyance, assignment and delivery of the CRG Shares and the payment of the Merger Consideration pursuant to the terms of this Agreement shall take place at the Closing, and, simultaneously, the other transactions contemplated by this Agreement shall take place by the delivery of all of the closing documents set forth in Section 7.3.

ARTICLE 7.3 Closing Documents.

          (a) CRG and MacDonald shall deliver or cause to be delivered to Purchasers at the Closing the following documents, duly executed by CRG and the Shareholders where necessary to make them effective:

               (i) an officer's certificate substantially in the form set forth in Exhibit A attached hereto, stating that the preconditions specified in Section 5.1(a) through (r) have been satisfied;

               (ii) copies of all necessary third party and governmental consents, approvals, releases and filings and third party consents required in order to effect the transactions contemplated by this Agreement;

               (iii) the minute book of CRG;

               (iv) such estoppel certificates and assignments of leases as MergerSub may reasonably request;

               (v) certified copies of the resolutions duly adopted by the Board of Directors and Shareholders of CRG authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby, and the consummation of all other transactions contemplated by this Agreement;

               (vi)   effective   control  over  all  of  CRG's   contracts  and
          commitments, files, books, records and other data relating to the Business, the CRG Assets and each of CRG and the Subsidiaries;

               (vii) copies of good standing certificates in the jurisdiction of incorporation of each of CRG and the Subsidiaries;

               (viii) certificates of the Secretary of each of CRG and the Subsidiaries, certifying as to the correctness and completeness of the articles of incorporation and by-laws of each of CRG and the Subsidiaries and all amendments thereto;

               (ix) the MacDonald Employment Agreement;

               (x) the MacDonald Note;

               (xi) the MTO Opinion;

               (xii) Certificate of Merger (or other required filings) filed with the Secretary of State of California and with the Secretary of State of Delaware;

               (xiii) the Escrow Agreement;

               (xiv) the Investment Agreement;

               (xv) any executed Cancellation Agreements; and

               (xvi) such other documents or instruments as Purchasers may reasonably request to effect the transactions contemplated hereby.

     All of the foregoing documents in this Section 7.3(a) shall be reasonably satisfactory in form and substance to Purchasers and shall be dated as of the Closing Date.

          (b) Purchasers shall deliver or cause to be delivered to the CRG at the Closing the following items, duly executed by Purchasers where necessary to make them effective:

               (i) officers' certificates substantially in the form set forth as Exhibit B attached hereto, stating that the preconditions specified in
          Section 6.1(a) through (k) hereof have been satisfied;

               (ii) copies of all necessary third party and governmental consents, approvals, releases and filings required in order for Purchasers to effect the transactions contemplated by this Agreement;

               (iii) the MacDonald Employment Agreement;

               (iv) the Investment Agreement;

               (v) the Escrow Agreement;

               (vi) the VPKK Opinion;

               (vii) Certificate of Merger (or other required filings) filed with the Secretary of State of California and with the Secretary of State of Delaware; and

               (viii) such other documents or instruments as CRG reasonably may request to effect the transactions contemplated hereby.

     All of the foregoing documents in this Section 7.3(b) shall be reasonably satisfactory in form and substance to CRG and shall be dated as of the Closing Date.

                                    ARTICLE 8
                                INDEMNIFICATION

ARTICLE 8.1 Indemnification by MacDonald. MacDonald hereby agrees to indemnify in full, Purchasers, their subsidiaries and affiliates, and each of their respective officers, directors, employees, agents, shareholders and partners (collectively, the "Purchaser Indemnified Parties") and defend and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses), other than losses, liabilities, deficiencies, damages, expenses or costs satisfied or partially satisfied (to the extent satisfied) from funds held under the Escrow Agreement, that Purchaser Indemnified Parties may suffer, sustain or become subject to as a result of (a) any misrepresentation in any of the representations or breach of any of the warranties of CRG or MacDonald or Shareholders' Representative contained in this Agreement or in any exhibits, schedules, certificates or other agreements or documents delivered or to be delivered pursuant to the terms of this Agreement or otherwise incorporated in this Agreement (collectively, the "Related Documents"), (b) any breach of, or failure to perform, any agreement or covenant of CRG (in the case of agreements or covenants to be performed prior to the Effective Time) or MacDonald or Shareholders' Representative contained in this Agreement or any of the Related Documents, except for the MacDonald Employment Agreement, (c) any Taxes incurred by CRG on or prior to the date of this Agreement, other than current Taxes (excluding interest, penalties or additions to tax) which are not yet due and payable and which are properly accrued as liabilities on CRG's June 30, 2000 balance sheet (a "Tax Loss"); (d) the payment by Purchasers of any Dissenting Shareholder Costs, (e) any cost or claims arising out of or related to the cancellation of the Options or Phantom Stock in excess, on a per share basis of the Cancellation Payments determined and paid as of the Closing plus all out-of-pocket costs, fees and expenses reasonably incurred by Purchasers (including reasonable attorneys fees) in connection therewith, (f) payment by Purchasers of any Option/Phantom Stock Costs, (g) any costs arising out of any claim or lawsuit filed by any Shareholders related to the entering of this Agreement or Related Documents, or the transactions contemplated hereby or thereby, including without limitation the MacDonald Employment Agreement and transactions contemplated thereby and any redistribution of the Merger Consideration among any of the Shareholders, (h) any amount due Purchasers pursuant to Section 1.6 (Payment of CRG Closing Expenses) which is not paid as of the Effective Time, or (i) any amount due Purchasers pursuant to Section 1.7 (Purchase Price Adjustment) other than amounts which reduce the Merger Consideration (collectively, "Purchaser Losses"), in each case, provided that the Purchaser Indemnified Party provides written notice of a claim with respect thereto as required by Section 8.3 prior to the end of the applicable survival period set forth in Section 10.1.

ARTICLE 8.2 Indemnification by Purchasers. Purchasers agree to indemnify in full the Shareholders (the "Seller Indemnified Parties" ) and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses), which the Seller Indemnified Parties may suffer, sustain or become subject to as a result of (a) any misrepresentation in any of the representations or breaches of any of the warranties of Purchasers contained in this Agreement or in any of the Related Documents or (b) any breach of, or failure to perform, any agreement or covenant of Purchasers contained in this Agreement or any of the Related Documents (collectively, "Seller Losses") (Purchaser Losses and Seller Losses shall collectively be referred to as the "Losses") in each case, provided that the Seller Indemnified Party provides written notice of a claim with respect thereto as required by Section 8.3 prior to the end of the applicable survival period set forth in Section 10.1.

ARTICLE 8.3 Method of Asserting Claims. As used herein, an "Indemnified Party" shall refer to a "Purchaser Indemnified Party" or "Seller Indemnified Party," as applicable, the "Notifying Party" shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the "Indemnifying Party" shall refer to the party hereto obligated to indemnify such Notifying Party's Indemnified Parties.

          (a) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Seller Losses or Purchaser Losses, as the case may be (any such third party action or proceeding being referred to as a "Claim"), the Notifying Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party's ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim; provided, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Notifying Party within twenty (20) business days after the Notifying Party's notice of such Claim (but, in all events, at least five (5) business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Notifying Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party shall cooperate with the Indemnifying Party in the conduct of such defense. Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, in the event the Indemnifying Party fails or is not entitled to contest and defend a claim, the Notifying Party shall be entitled to contest, defend and settle such Claim.

          (b) In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Claim, the Notifying Party shall deliver a notice of such claim with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Notifying Party that it does not dispute the claim described in such notice or fails to notify the Notifying Party within thirty (30) days after delivery of such notice by the Notifying Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Notifying Party's notice shall be conclusively deemed a liability of the Indemnifying Party, and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, a representative of each of the Indemnifying Party and the Notifying Party (or their respective designees) shall proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such representatives or designees within sixty (60) days after the delivery of the Notifying Party's notice of such claim, such dispute (except for any such dispute that gives rise or could give rise to equitable relief under this Agreement) shall be resolved fully and finally in Chicago, Illinois, by an arbitrator selected pursuant to, and an arbitration governed by, the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall resolve the dispute within thirty (30) days after selection and judgment upon the award rendered by such arbitrator may be entered in any court of competent jurisdiction.

ARTICLE 8.4 Escrow Amount; Bonus Plan. CRG and MacDonald agree that in addition to any other rights or remedies available to Purchasers, subject to the terms of the Escrow Agreement, Purchasers may draw upon the Escrow Account pursuant to the Escrow Agreement and may seek reimbursement from, by way of setoff, offset or otherwise, any amounts that are then or thereafter become payable under the Bonus Plan for, without limitation, (i) any of the obligations of MacDonald under Section 8.1 of this Agreement, and (ii) any amount due to Purchasers pursuant to the provisions of Section 1.5 (Stock Options; Phantom Stock; Dissenting Shares), Section 1.6 (Payment of CRG Closing Expenses), Section 1.7 (Purchase Price Adjustment) and Section 1.11 (Chargebacks). During the term of the Escrow Agreement, if MacDonald is determined to owe an indemnification amount pursuant to the procedures set forth in this Article 8, then the amount due the Indemnified Parties shall be satisfied or partially satisfied first by the delivery to the Indemnified Parties pursuant to the Escrow Agreement of funds equal to such indemnification amount, or if the value of the funds being held under the Escrow Agreement is less than such indemnification amount, by delivery of all of the funds in partial satisfaction of such indemnification amount, with any remaining balance to be satisfied, in Purchasers' sole discretion, from MacDonald directly or by setoff or offset against any amounts that are then due and payable under the Bonus Plan; provided, however, if such indemnification amount results from the payment by Purchasers of Dissenting Shareholder Costs or Option/Phantom Stock Costs, the Purchasers may proceed directly against MacDonald without proceeding first against the funds being held under the Escrow Agreement. Purchasers acknowledge and agree that any obligations and liabilities of MacDonald under Section 8.1 for Purchaser Losses that are satisfied from the funds held under the Escrow Agreement, from proceeds of insurance policies (pursuant to Section 8.5(b)) or from amounts then or thereafter owing under the Bonus Plan (as a result of a setoff, offset or otherwise by Purchasers), shall not thereafter be recoverable from MacDonald (i.e., Purchasers shall not receive more than one satisfaction of any Purchaser Losses).

ARTICLE 8.5 Limitation of Losses.

          (a) The liabilities and obligations of the parties (including the Indemnifying Parties) under this Agreement shall be subject to the limitation (in addition to the other applicable limitations contained in this Article 8) that no Indemnifying Parties shall be responsible for any Losses until the cumulative aggregate amount thereof shall exceed Fifteen Thousand Dollars ($15,000.00) (the "Minimum Amount") in which case such Indemnifying Parties shall then be liable for all Losses; provided, however, MacDonald shall not be responsible for any Purchaser Losses resulting from the breach of any of the representations or warranties in
     Section 2.5 or Section 2.22 until the cumulative aggregate amount thereof shall exceed One Hundred Thousand Dollars ($100,000) (the "Basket Amount") in which case MacDonald will then be liable for all such Purchaser Losses; provided, further, however, if the facts or events giving rise to the breach of the representations or warranties in Section 2.5 or Section 2.22, would also independently breach other representations or warranties contained in other sections of Article 2, the Minimum Amount (rather than the Basket Amount) would apply to the breach of such other representations or warranties. The aggregate liability of (i) MacDonald for Purchaser Losses under Section 8.1(a), (c), (d), (e), (f), (g), (h) or (i) shall be Eleven Million Five Hundred Thousand Dollars ($11,500,000), and (ii) the Purchasers for Seller Losses under Section 8.2(a) shall be Eleven Million Five Hundred Thousand Dollars ($11,500,000). Notwithstanding anything to the contrary set forth in this Section 8.5, the dollar limitations in respect of the Minimum Amount and Basket Amount set forth in this Section
     8.5 shall not apply to any claim relating to breach of a representation or warranty under Sections 2.1, 2.2, 2.3, 2.8, or 2.9, any claim related to a breach of a representation or warranty where CRG had Knowledge of such breach at Closing, any claim related to the payment by Purchasers of Dissenting Shareholder Costs or Option/Phantom Stock Costs, or any claim for any Tax Loss.

          (b) In the event that any claim for indemnification asserted hereunder by Purchasers is, or may be, subject to coverage under CRG's insurance, upon the request of the Shareholders' Representative, the Purchasers shall cause the applicable insurance carrier promptly to be notified of any such claim or loss and tender defense thereof to such carrier. Subject to the outcome of the insurance claim, Purchasers may make a claim for indemnification pursuant to the provisions of this Agreement and the Escrow Agreement. If such insurance carrier shall deny coverage or deny tender, Purchasers may proceed further with their indemnification claim pursuant to the provisions of this Agreement. In the event a payment is made from the Escrow Account on a claim which has been tendered to such insurance carrier, the Shareholders' Representative shall be subrogated to the rights of Purchasers against such insurance carrier. In the event the Purchasers shall receive insurance benefits from an insurance policy with respect to any event or circumstance for which the Purchasers shall receive indemnification hereunder out of the Escrow Amount, such monies shall be deposited (less expenses incurred to receive or collect such insurance benefits) in the Escrow Account and disbursed as provided for in this Agreement and in the Escrow Agreement.

ARTICLE 8.6 Sole Remedy. In the absence of fraud, (in which event the affected party shall have all remedies available at law or in equity) the foregoing indemnification provisions and rights and remedies referred to in Section 8.4, constitute the sole remedy any party may have with respect to any breach of the representation and warranties contained in Sections 2 and 3 of this Agreement. Except with respect to any breach of any representation or warranty contained in Sections 2 and 3 of the Merger Agreement, the foregoing indemnification provisions and rights and remedies referred to in Section 8.4, are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any party may have with respect to Purchasers, CRG, its Subsidiaries, MacDonald or the transactions contemplated by this Agreement.

                                    ARTICLE 9
                                  TERMINATION


ARTICLE 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of CRG and MergerSub:

          (a) by mutual written consent of Purchasers, CRG and MacDonald;

          (b) by Purchasers or CRG or MacDonald if there has been a material misrepresentation or breach of warranty or breach of covenant on the part of the other party in the representations and warranties or covenants set forth in this Agreement and any such misrepresentation or breach, if capable of cure, is not cured within fifteen (15) days after written notice thereof to such other party, or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating party's obligations to consummate the transactions contemplated hereby (other than as a result of any willful act or omission by the terminating party); or

          (c) by Purchasers or CRG or MacDonald if the transactions contemplated hereby have not been consummated by August 31, 2000; provided, that neither Purchasers nor CRG nor MacDonald shall be entitled to terminate this Agreement pursuant to this subsection (c) if such party's willful breach of this Agreement, has prevented the consummation of the transactions contemplated hereby.

ARTICLE 9.2 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void, and there shall be no liability on the part of either the CRG or MacDonald or Purchasers, except (i) for willful breaches of this Agreement prior to the time of such termination, (ii) for the provisions of Section 10.6, and (iii) that CRG shall return the Deposit, together with any actual interest earned on the Deposit while held by the Company, forthwith upon any termination.

ARTICLE 9.3 Effect of Closing. CRG, MacDonald and Purchasers shall be deemed to have waived their respective rights to terminate this Agreement upon the completion of the Closing. No such waiver shall constitute a waiver of any other rights arising from the non-fulfillment of any condition precedent set forth in
Article 6 or 7 unless such waiver is made in writing.

                                   ARTICLE 10
                              ADDITIONAL AGREEMENTS


ARTICLE 10.1 Survival.

     (a) Subject to subsection (c), below, the representations, warranties, covenants and agreements set forth in this Agreement or in any writing delivered to Purchasers or CRG in connection with this Agreement shall survive the Closing Date as provided herein and the consummation of the transactions contemplated hereby and shall not be affected by any examination made for or on behalf of Purchasers or CRG, the knowledge of any of Purchasers' or CRG's officers, directors, shareholders, employees or agents, or the acceptance by Purchasers or CRG of any certificate or opinion;

     (b) all covenants and agreements made under this Agreement shall survive the Closing Date and shall continue in full force and effect thereafter according to their terms for the applicable statute of limitations or such other period as shall be provided in this Agreement; and

     (c) the representations and warranties made under this Agreement shall survive the Closing Date and shall continue in full force and effect thereafter for a period of two years, except that (i) the representations and warranties contained in Section 2.9 shall survive until the expiration of the applicable periods (including any extensions) of the respective statutes of limitation applicable to the payment of the Taxes to which such representations and warranties relate, (ii) the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.8 and 2.16 shall survive until the expiration of the applicable statute of limitations, and (iii) the representations and warranties contained in Section 2.5 shall survive for a period of one year after the Closing Date. Notwithstanding the foregoing survival periods set forth in this Section 10.1, the termination of a survival period shall not affect the rights of an Indemnified Party in respect of any claim made by such party with specificity, in good faith and in writing to the Indemnifying Party in accordance with
Section 8.3 hereof prior to the expiration of the applicable survival period.

ARTICLE 10.2 Mutual Assistance. Subsequent to the Closing, MacDonald on the one hand and Purchasers on the other, shall assist each other (including making records available) in the preparation of their respective tax returns and the filing and execution of tax elections, if required, as well as any audits or litigation that may ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested.

ARTICLE 10.3 Press Release and Announcements. No press release related to this Agreement or the transactions contemplated hereby, or other announcements to the employees, customers or suppliers of CRG, shall be issued without the joint approval of Purchasers and CRG. No other public announcement related to this Agreement or the transactions contemplated hereby shall be made by either party, except as required by law, in which event the parties shall consult as to the form and substance of any such announcement required by law.

ARTICLE 10.4 Expenses. Each party hereto shall pay all of its expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement.

ARTICLE 10.5 Further Transfers. After the Closing, MacDonald shall, and shall use his best efforts to cause the other Shareholders to, execute and deliver such further instruments of conveyance and transfer and take such additional action as Purchasers may reasonably request to effect, consummate, confirm or evidence the transfer to MergerSub of the CRG Shares. MacDonald shall, and shall use his best efforts to cause the other Shareholders to execute such documents as may be necessary to assist Purchasers (or their designees) in preserving or perfecting their rights in the CRG Shares.

ARTICLE 10.6 Confidentiality. If the transactions contemplated by this Agreement are not consummated, Purchasers shall maintain the confidentiality of all information and materials received by it reasonably designated by CRG as confidential, and Purchasers shall return to CRG or destroy any materials (and copies thereof) obtained from CRG in connection with the transactions contemplated hereby. Whether or not the transactions contemplated hereby are consummated, CRG and MacDonald shall maintain the confidentiality of all information and materials regarding Purchasers and their affiliates reasonably designated as confidential by Purchasers.

ARTICLE 10.7 Remittances. All remittances, mail and other communications relating to the Business, CRG or the Subsidiaries received by MacDonald or, to the Knowledge of MacDonald, the other Shareholders, at any time after the Closing Date shall be immediately turned over to Purchasers by such parties. MacDonald shall cooperate, and shall use his best efforts to cause the other Shareholders to cooperate, with Purchasers and take such actions as Purchasers reasonably request, to assure that customers of the Business send their remittances directly to Purchasers and to assure that remittances from customers of the Business that are improperly sent to the Shareholders are not commingled with their assets and are turned over to Purchasers.

ARTICLE 10.8 Best Efforts to Consummate Closing Transactions. On the terms and subject to the conditions contained in this Agreement, Purchasers and CRG and MacDonald agree to use their respective best efforts to take, or to cause to be taken, all reasonable actions, and to do, or to cause to be done, all reasonable things necessary, proper or advisable under applicable laws and regulations to consummate, as soon as reasonably practicable, the Closing, including the satisfaction of all conditions thereto set forth herein, including, with respect to Purchasers, their best efforts to obtain the consent of their existing lenders as to the consummation of the transactions contemplated by this Agreement.

ARTICLE 10.9 Non-Compete; Non-Solicitation.

          (a) Although it is understood among the parties that MacDonald desires to no longer engage in business operations similar to that of the Business, other than as an employee of MergerSub, as an additional inducement to Purchasers to enter into and to perform their obligations under this Agreement, MacDonald agrees that, for a period of five (5) years after the Closing Date (the "Non-Competition Period"), MacDonald shall not:

               (i) accept employment with or render services for compensation (including without limitation, consultation or research) to, or acquire any kind of ownership in, any person or entity that is engaged in the design, development, marketing, sale or support of any competitive product or service in the United States if that relationship includes any responsibilities whatsoever with respect to developing, promoting, marketing, soliciting or selling any product or service, (including without limitation, any life insurance or other insurance product or policy) to any third party in any state in which the Purchasers or their subsidiaries or affiliates promotes, markets or sells any product or program to any third party;

               (ii) promote,  market,  solicit,  or sell any product or service,
          including  without  any  limitation,   any  life  insurance  or  other
          insurance product or policy, similar to or competitive with any program or product sold by any of the Purchasers or their subsidiaries or affiliates; and

               (iii) induce or attempt to induce (A) any purchaser of any program or product of the Purchasers or their subsidiaries or affiliates to cancel, allow to lapse, fail to renew or replace any program or product of the Purchasers or their subsidiaries or affiliates, (B) any other employee or any representative of the Purchasers or their subsidiaries or affiliates to terminate or alter his, her, or its relationship with the Purchasers or their subsidiaries or affiliates, (C) any insurance company to terminate or alter its relationship with the Purchasers or their subsidiaries or affiliates, (D) any banking association or other trade organization to terminate or alter its relationship with the Purchasers or their subsidiaries or affiliates, or (E) any employee of the Purchasers or their subsidiaries or affiliates to terminate his or her employment with the Purchasers or their subsidiaries or affiliates.

          (b) If, at the time of enforcement of this Section 10.9, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

          (c) MacDonald recognizes and affirms that in the event of breach by him of any of the provisions of this Section 10.9 money damages would be inadequate and Purchasers would have any adequate remedy at law. Accordingly, MacDonald agrees that the Purchasers shall have the right, in addition to any other rights and remedies existing in their favor, to enforce their rights and the obligations under this Section 10.9 by an action or actions for specific performance, injunction and/or other equitable relief without posting any bond or security to enforce or prevent any violations, whether anticipatory, continuing or future, of the provisions of this Section 10.9, including, without limitation, the extension of the Non-Competition Period by a period equal to (i) the length of the violation of this Section 10.9 plus (ii) the length of any court proceedings necessary to stop such violation. In the event of a breach or violation by the MacDonald of any of the provisions of this Section 10.9, the running of the Non-Competition Period, but not of such party's obligations under this Section 10.9, shall be tolled during the period during which the occurrence of any such breach or violation is investigated and during the continuance of any such breach or violation.


                                   ARTICLE 11
                                  MISCELLANEOUS


ARTICLE 11.1 Amendment and Waiver. This Agreement may be amended at any time before or after the approval of this Agreement by the shareholders of MergerSub and CRG, and any provision of this Agreement may be waived; provided that any such amendment or waiver shall be binding on the CRG and MacDonald only if such amendment or waiver is set forth in a writing executed by the CRG and MacDonald and that any such amendment or waiver shall be binding upon Purchasers only if such amendment or waiver is set forth in a writing executed by Purchasers. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

ARTICLE 11.2 Notices. Any notice, consent or other communication provided for in this Agreement shall be delivered in writing personally (effective upon delivery), via facsimile (effective upon confirmation of transmission), via overnight courier (effective the next business day after dispatch if instructed to deliver on next business day) or via U.S. Mail (effective three (3) business days after mailing, postage prepaid, first class) to each party at such party's address(es) and/or facsimile number(s) set forth below such party's signature of the applicable signature page hereto, or to such other address as either party shall specify to the other in writing from time to time.

ARTICLE 11.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, personal representatives, successors and permitted assigns as the case may be, but neither this Agreement nor any of the rights, interests or obligations hereunder of the CRG or MacDonald shall be assignable by CRG or MacDonald without the prior written consent of Purchasers. This Agreement may not be assigned by Purchasers without the written consent of CRG and MacDonald, except for an assignment (i) to an affiliate of Purchasers (existing as of the date hereof or in the future; provided Purchasers unconditionally guarantee to CRG and MacDonald at the time of such assignment the prompt and complete performance of all of such affiliates' obligations hereunder), (ii) to a purchaser of substantially all of the assets or stock of Purchasers or the CBI or (iii) by operation of law.

ARTICLE 11.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

ARTICLE 11.5 No Third Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any other persons other than the parties hereto and the indemnified parties under Sections 8.1 and 8.2 hereof and their respective successors, permitted assigns, heirs, legatees and personal representatives, as the case may be, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third parties to any person, nor shall any provision give any third parties, except the indemnified parties under Sections 8.1 and 8.2 hereof, any right of subrogation or action over or against any party. This Agreement is not intended to and does not create any third party beneficiary rights whatsoever, except the indemnified parties under Sections 8.1 and 8.2 hereof.

ARTICLE 11.6 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

ARTICLE 11.7 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no captions had been used in this Agreement.

ARTICLE 11.8 Complete Agreement. This document and the documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

ARTICLE  11.9 Counterparts.   This  Agreement  may be  executed  in one or more
counterparts, all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile shall also deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

ARTICLE 11.10 Governing Law. The internal law, not the law of conflicts, of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement. Each of the parties hereto consents to the jurisdiction of any state or federal court located in the State of Illinois and irrevocably agrees that all actions and proceedings relating to this Agreement or to the transactions contemplated hereby may be properly be litigated in such courts.

ARTICLE  11.11 Remedies Cumulative.  Except as set forth in Section  8.3(b) and
Section 8.6, all remedies of the parties provided herein shall, to the extent permitted by law, be deemed cumulative and not exclusive of any thereof or of any other remedies available to the parties, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements contained herein, and every remedy given herein or by law to any party hereto may be exercised from time to time, and as often as shall be deemed expedient, by such party.

                             Signature Page Follows


          Agreement of Merger and Plan of Reorganization Signature Page

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                      CLARK/BARDES HOLDINGS, INC.


                                      Name: /s/ Thomas Pyra
                                      Title: Chief Financial Officer and
                                        Chief Operating Officer

                                      CLARK/BARDES ACQUISITION, INC.


                                      Name: /s/ Thomas Pyra
                                      Title: Vice President


                                      Address:

                                      102 South Wynstone Park Drive, Suite 200
                                      North Barrington, Illinois 60010
                                      Attention:  Thomas Pyra
                                      Phone:  (800) 597-7976
                                      FAX:    (847)304-7977

                                      with a copy to:
                                      --------------
                                      Vedder, Price, Kaufman & Kammholz
                                      222 North LaSalle Street
                                      Chicago, Illinois   60601
                                      Attention:  Lane R. Moyer, Esq.
                                      Phone:   (312) 609-7500
                                      FAX:     (312) 609-5005


        Agreement of Merger and Plan of Reorganization Signature Page


                                      COMPENSATION RESOURCE GROUP, INC.

                                      By: /s/ William L. MacDonald, Sr.
                                      William L. MacDonald, Sr.
                                      President and Chairman of the Board

                                      By: /s/ Robin F.P. Urban
                                      Robin F. P. Urban
                                      Chief Operating Officer

                                      Address:

                                      Compensation Resource Group
                                      633 West Fifth Street, 52nd Floor
                                      Los Angeles, CA  90071-2086
                                      Attention:  Robin F.P. Urban, Esq.
                                      Phone:    (213) 438-6300
                                      FAX:      (213) 438-6600

                                      with a copy to:

                                      Munger, Tolles & Olson, LLP
                                      355 South Grand Avenue, 35th Floor
                                      Los Angeles, CA  90071-1560
                                      Attention:  Brian T. Daly
                                      Phone:   (213) 683-9100
                                      FAX:     (213) 687-3702


          Agreement of Merger and Plan of Reorganization Signature Page



                                       /s/ William L. MacDonald, Sr.
                                       William L. MacDonald, Sr.,
                                       individually and as Shareholders'
                                       Representative


                                       Address:

                                       Compensation Resource Group
                                       633 West Fifth Street, 52nd Floor
                                       Los Angeles, CA  90071-2086
                                       Attention:  William L. MacDonald, Sr.
                                       Phone:    (213) 438-6300
                                       FAX:      (213) 438-6600


                                       with a copy to:

                                       Munger, Tolles & Olson, LLP
                                       355 South Grand Avenue, 35th Floor
                                       Los Angeles, CA  90071-1560
                                       Attention:  Brian T. Daly
                                       Phone:   (213) 683-9100
                                       FAX:     (213) 687-3702